EXHIBIT 10.38
Execution Version

PURCHASE AND SALE AGREEMENT

Between and Among

DBR HOTEL OWNER LLC,
a Puerto Rico limited liability company
(“Seller”)
BRAEMAR HOTELS & RESORTS INC.,
a Maryland corporation
(“Company”)
BHR Dorado LLC
a Puerto Rico limited liability company
(“Purchaser”)

Dorado Beach Hotel

Dorado, Puerto Rico
December 24, 2021

TABLE OF CONTENTS
1.    DEFINITIONS.    1
2.    PURCHASE AND SALE.    16
3.    PURCHASE PRICE.    19
4.    INSPECTIONS.    20
5.    PARCEL FOUR IMPACT WORK.    22
6.    TITLE OBJECTIONS.    22
7.    CLOSING DATE.    23
8.    DELIVERIES ON THE CLOSING DATE.    25
9.    CLOSING COSTS.    28
10.    APPORTIONMENTS.    29
11.    COVENANTS.    35
12.    REPRESENTATIONS.    40
13.    INDEMNIFICATION.    51
14.    AS-IS SALE.    55
15.    BROKERS AND ADVISORS.    55
16.    NOTICES.    56
17.    DEFAULT BY PURCHASER OR SELLER.    57
18.    ENTIRE AGREEMENT.    57
19.    AMENDMENTS.    58
20.    WAIVER.    58
21.    PARTIAL INVALIDITY.    58
22.    SECTION HEADINGS.    58
23.    GOVERNING LAW.    58
24.    PARTIES; ASSIGNMENT.    58
25.    CONFIDENTIALITY.    59
26.    THIRD-PARTY BENEFICIARY.    60
27.    JURISDICTION AND SERVICE OF PROCESS.    60
28.    ARBITRATION.    60
29.    SURVIVAL.    61
30.    CASUALTY.    61
31.    RIGHT OF FIRST OFFER.    62
32.    RESIDENTIAL AND CERROMAR DEVELOPMENT.    63
33.    CONDEMNATION.    65
34.    MISCELLANEOUS.    65
i

Schedules:
A    –    Legal Description of Parcel Four and Parcel Five
B    –    Depiction of Parcel Four and Parcel Five and AOTE Facilities
C    –    Contracts
D    –    Encanto Parcel
E    –    Intentionally omitted
F    –    Leases, licenses and occupancy agreements, written or verbal, relating to or affecting the Hotel Parcels
G    –    Additional Permitted Exceptions
H    –    Excluded Leased Assets
I    –    Building 9 Site of Relocated Facilities
J    –    Commitment
K    –    Parties-in-Possession not eliminated from Owner’s Policy and Presently Permitted Exceptions
L    –    Vouchers
M    –    Pending or Threatened Action, Litigation or Proceeding
N    –    Environmental Condition
O    –    Scheduled Permits
P    –    List of all property tax identification numbers
Q    –    Employment Claims
R    –    Cerromar Parcels

Exhibits:
1    –    Bill of Sale
2    –    Deed of Sale
3    –    Guaranty
4    –    Deed of Amendment of Reciprocal Facilities Access and Use Agreement

ii

PURCHASE AND SALE AGREEMENT
PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 24th day of December, 2021 (the “Signing Date”), by and among DBR Hotel Owner LLC, a Puerto Rico limited liability company (“Seller”), Braemar Hotels & Resorts Inc., a Maryland corporation (the “Company”), and BHR Dorado LLC, a Puerto Rico limited liability company (“Purchaser”).
W I T N E S S E T H :
WHEREAS, Seller is the sole owner of the Dorado Beach, a Ritz-Carlton Reserve in the municipality of Dorado, Puerto Rico (the “Hotel”) located on certain parcels of land commonly referred to as Parcel Four (“Parcel Four”) and Parcel Five (“Parcel Five”), each as more particularly described on Schedule A attached hereto, and depicted on Schedule B attached hereto; and
WHEREAS, Seller desires to sell, assign and convey the Property (defined below) to Purchaser and Purchaser desires to purchase the Property from Seller in accordance with the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto covenant and agree as follows:
1.DEFINITIONS.
(a)For purposes of this Agreement, the following terms shall have the following meanings:
(i) “Action” shall mean any claim, demand, action, suit, dispute, cause of action, audit, litigation, arbitration, mediation or inquiry, or proceeding, whether civil or criminal, at law or in equity, by or before any court, Governmental Authority or arbitrator.
(ii) “Act of Bankruptcy” shall mean if a party hereto or any general partner thereof shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) admit in writing its inability to pay its debts as they become due, (C) make a general assignment for the benefit of its creditors, (D) file a voluntary petition or commence a voluntary case or proceeding under the U.S. Bankruptcy Code as now or hereafter in effect (the “Bankruptcy Code”), (E) be adjudicated a bankrupt or insolvent, (F) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (G) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Bankruptcy Code, (H) take any entity action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party, (2) the appointment of a receiver, custodian, trustee or liquidator for such party or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or (I) have an order (including an order for relief entered in an involuntary case under the Bankruptcy Code), judgment or decree approving or ordering any of the foregoing entered against it and continue unstayed and in effect for a period of sixty (60) consecutive days.

(iii) “Additional Submission Materials” is defined in Section 4(c).
(iv) “Advance Bookings” means the contracts, bookings or reservations made by Manager in the Ordinary Course of Business prior to the Closing Date for the use of guest rooms, spa, banquet facilities, conference, meeting, convention and other facilities, and restaurants at the Premises for the period from and after the Closing Date, together with all rents, payments and other amounts and/or considerations previously paid to Seller or Manager or owed by customers, guests or others with respect thereto.
(v) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.
(vi) “Aged Receivables” is defined in Section 10(c)(vii).
(vii) “Allocation” shall have the meaning given to such term in Section 3(b).
(viii) “Anziva Lease” means that certain lease agreement for the installation and operation of telecommunications equipment by and among DBR Dorado Owner, Seller, DBR Dorado FD Parcel One LLC, DBR Dorado FD Parcel Two LLC, DBR Dorado FD Parcel Three LLC and DBR Cerromar Owner LLC, as landlord, and Anziva Technologies LLC, as tenant, dated as of October 23, 2012, as amended on October 5, 2015.
(ix) “Anziva Lease and Sublease Authorization Agreement” means a lease agreement between Seller and Purchaser, in form and substance acceptable to Seller and Purchaser, containing standard commercial lease terms, including full indemnity and insurance requirements, and whereby Purchaser shall lease to DBR Dorado Owner such areas within the Premises that are subject to the Anziva Lease, for DBR Dorado Owner to sub-lease them to Anziva Technologies LLC pursuant to an amendment to the Anziva Lease, and DBR Dorado Owner shall pay to Purchaser an amount proportionate to all antenna sites covered by the Anziva Lease from all rent amounts paid by Anziva Technologies LLC or any successor tenant (such proportionate amount being 3/7th on the Signing Date, based on the antenna sites in place, and such proportionate amount is expected to change to 3/8th with the addition of one more antenna site); provided, however, that such proportionate amount of rent payable to Purchaser shall in no event be less than 3/8th of rent payable by tenant under the Anziva Lease.
(x) “AOTE Facilities” means the Ambassadors of the Environment facilities currently situated in Parcel 1,115 and depicted on Schedule B.
(xi) “AOTE Lease” is defined in Section 2(o).
(xii) “AOTE Segregation Permit” is defined in Section 2(o).
(xiii) “Applicable Laws” shall mean any applicable Environmental Laws, building, zoning, subdivision, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes (including labor codes), regulations (including labor codes), orders or determinations of any Governmental Authority or of any insurance boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting any portion of the Property or the ownership, operation, use, maintenance or condition thereof and the entity laws of the jurisdiction under which a party is formed.
(xiv) “Applications” means all drawings, blueprints, renderings, applications, filings, descriptive memoranda, studies and reports prepared or caused to be prepared by or on behalf of Seller and in Seller’s possession or in the possession of any of Seller’s Representatives in any way relating to the construction, development, expansion, maintenance, redevelopment or repair of the Hotel, including any such items submitted or caused to be submitted by Seller and/or Seller’s Representatives on Seller’s behalf to any Governmental Authority through the Closing in order to obtain, amend, or renew any Permit.
(xv) “Approved Surveyor” is defined in Section 6(a).
(xvi) “Assets” means all assets constituting the Property.
(xvii) “Bankruptcy Code” is defined in Section 1(a)(ii).
(xviii) “Basket” is defined in Section 13(e)(ii).
(xix) “BHR Common Stock” means 6,000,000 shares of the common stock of the Company, par value $0.01 per share.
(xx) “Bill of Sale” means a General Bill and Assignment in substantially the form of Exhibit 1 whereby all Owned Personal Property and all rights of Seller as to any leased or licensed Personal Property are assigned by Seller to Purchaser.
(xxi) “Board of Directors” is defined in Section 12(b)(ii).
(xxii) “Broker” is defined in Section 15(a).
(xxiii) “Bulk Sales Act” is defined in Section 34(i).
(xxiv) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the Commonwealth.
(xxv) “Cap” is defined in Section 13(e)(ii).
(xxvi) “Casualty Negotiations” is defined in Section 30(a).
(xxvii) “Cerromar Hotel” is defined in Section 32(a).
(xxviii) “Cerromar Parcels” is defined in Section 32(a).
(xxix) “Claim” is defined in Section 13(c)(i).
(xxx) “Closing” is defined in Section 7(a).
(xxxi) “Closing Date” means February 1, 2022, as such Closing Date may be extended by Seller or Purchaser pursuant to the terms of this Agreement.
(xxxii) “Closing Documents” means all Purchaser Closing Documents and all Seller Closing Documents.
(xxxiii) “Closing Period” means the period between the Signing Date and the Closing Date.
(xxxiv) “Club Facilities” means the facilities forming part of the DB Club and made available for use by the Hotel Authorized Users from time to time.

(xxxv) “Club Authorized Users” means all Persons, including all Hotel Authorized Users, authorized by the DB Club from time to time to use the Hotel Facilities subject, at all times, to the terms and conditions of the Reciprocal Facilities Access and Use Agreement.
(xxxvi) “Commonwealth” means the Commonwealth of Puerto Rico.
(xxxvii) “Condemnation Proceeding” is defined in Section 33(a).
(xxxviii) “Consents” is defined in Section 11(a)(xx).
(xxxix) “Consumables” means all of Seller’s unused food, liquor and other beverages, all unused engineering, maintenance and housekeeping supplies, including soap, toiletries, cleaning materials, fuel, pool and landscaping chemicals, fertilizers and other materials, all unused stationery, brochures, advertising and promotional materials and other printed items, equipment and supplies and all of Seller’s other unused supplies of all kinds which are held in storage and available for use in connection with the maintenance and/or operation of the Hotel or any other part or portion of the Property.
(xl) “COBRA” is defined in Section 11(a)(v).
(xli) “Contracts” means the access, security, services, maintenance, supply, cost sharing, construction, management, brokerage and other agreements, concessions, purchase orders, and equipment leases relating to the Hotel or any part or portion of the Property, together with all modifications and amendments thereof and supplements relating thereto regardless of the date of execution, including those listed on Schedule C and those entered into after the date hereof by Seller in accordance with the terms of this Agreement.
(xlii) “Control” (and any form thereof, such as “Controlled” or “Controlling”) means the possession by one Person, directly or indirectly (through one or more intermediaries) of the power or ability (A) to vote more than fifty percent (50%) of the voting interests of another Person, or (B) to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting interests, by contract or otherwise.
(xliii) “CP Specified Interest” is defined in Section 32(b).
(xliv) “CRIM” is defined in Section 8(a)(i).
(xlv) “Cut-Off Time” means 12:01 a.m., San Juan, Puerto Rico time, on the Closing Date.
(xlvi) “Damages” means, collectively, any and all claims, actions (including civil or administrative enforcement actions or investigations by Governmental Authority), defense costs, fines, liabilities, judgments, losses, penalties, costs (including investigation costs), damages (of any type, including punitive damages, aesthetical and environmental damages), expenses, fees (including reasonable attorneys’ fees, accounting fees, consultants’ fees and other experts’ fees), court, administrative and arbitration costs and disbursements.
(xlvii) “DB Club” means the Dorado Beach Resort & Club.
(xlviii) “DBGM” means Dorado Beach Golf Management LLC, a Puerto Rico limited liability company, or any successor operator of the DB Club.

(xlix) “DBR Dorado Owner” means DBR Dorado Owner LLC, a Puerto Rico limited liability company.
(l) “DBR Hotel Member” means DBR Hotel Member, LLC, a Delaware limited liability company and the sole member of Seller.
(li) “Deed of Amendment of Parking Easement” is defined in Section 2(e).
(lii) “Deed of Amendment of Reciprocal Facilities Access and Use Agreement” is defined in Section 2(d).
(liii) “Deed of Equipment Access and Use Agreement” is defined in Section 2(f).
(liv) “Deed of Sale” means that certain deed in substantially the form attached hereto as Exhibit 2 to be executed on the Closing Date before a notary whereby Seller (x) segregates the Encanto Parcel from Parcel Four and (y) transfers the Hotel Parcels to Purchaser.
(lv) “Deposit” is defined in Section 3(a)(i)(A).
(lvi) “Dorado Equipment” means the following equipment owned by DBR Dorado Owner: (1) diesel tank for generators; (2) day tank for exterior equipment; (3) electrical MDP; (4) generator 1; (5) generator 2; (6); generator 3; (7) batteries and battery chargers; (8) paralleling switchgear and battery system; (9) lift for handling switchgear breakers; (10) switching unit SU-3; (11) switching unit SU-1; (12) switching unit SU-2; (13) pad mounted transformer PM-1; (14) generators exhaust and mufflers; and (15) data room.
(lvii) “Employee” means each individual employed by the Manager on a full-time or part-time basis, who performs his or her duties at the Property or the Hotel as of the Closing, including any such employee on vacation, out on medical leave or other leave under Applicable Law or other leave of absence or having a right to recall under Applicable Law.
(lviii) “Encanto Parcel” means the parcel with the legal description set forth on Schedule D where the facilities commonly identified as the “Encanto Pool and Restaurant Facilities” are located in the Hotel and such facilities are to be segregated from Parcel Four by the Deed of Sale.
(lix) “Environmental Condition” means any condition(s) with respect to the air (indoor and ambient), water, soil, surface and subsurface strata, solid waste, Hazardous Materials, worker and community right to know, hazard communication, noise, natural resources protection, subdivision, wetlands, water bodies and watercourses, health protection or other environmental, health, safety, building, zoning and land use, including any Release or threatened Release of Hazardous Materials, either on or off the Premises resulting from any activity, inactivity or operations occurring on the Premises that: (A) by virtue of Environmental Laws requires notification, investigatory, corrective, response or remedial measures; and (B) involves the presence of Hazardous Materials in levels, quantities or concentrations exceeding regulatory clean-up standards or action levels pursuant to Environmental Laws, including those established by the Puerto Rico Department of Natural and Environmental Resources and/or the United States Environmental Protection Agency, Region 2 or other.
(lx) “Environmental Damages” means all Damages, encumbrances, liens, whether or not such is ultimately defeated, and any settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, any of which arise as a result of the existence of Hazardous Materials upon, about or beneath the Premises or migrating or threatening to migrate from or to the Premises, or as a result of an Environmental Condition pertaining to the Property.

(lxi) “Environmental Laws” means any and all present federal, Commonwealth, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, government directives, guidelines, policies or requirements, regulating or imposing standards of liability or of conduct concerning air (indoor and ambient), water, soil, surface and subsurface solid waste, Hazardous Materials, worker and community right to know, hazard communication, noise, natural resources protection, subdivision, wetlands, water bodies and watercourses, health protection or other environmental, health, safety, building, zoning and land use concerns and shall include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act and the Toxic Substances Control Act, Hazardous Materials Transportation Act, the Puerto Rico Environmental Public Policy Environmental Act and all other federal and Commonwealth Applicable Laws pertaining to Hazardous Materials, the environment, human health or safety in effect on the date hereof and as hereafter amended.
(lxii) “Escrow Agent” means Thomas Title & Escrow.
(lxiii) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
(lxiv) “Existing Debt” means the indebtedness owed by Seller to KHRE.
(lxv) “Existing Debt Assignment and Assumption Agreement” means an assignment, assumption and modification agreement, together with such other documents required by KHRE in connection therewith, in which KHRE shall (a) certify that the Existing Debt and the Mortgage are not in default and no event has occurred that, with the giving of notice, the passage of time or both the giving of notice and the passage of time, would constitute a breach or violation of the Existing Debt or the Mortgage, (b) agree to release Seller from all obligations related thereto first arising on or after the Closing Date, (c) ratify its consent regarding the assumption of the Mortgage and the Existing Debt by Purchaser, and (d) modify the terms of the Existing Debt (1) as substantially set forth in the Existing Debt Term Sheet, and (2) as otherwise required by KHRE, which other modifications shall be reasonably acceptable to Purchaser, in order to approve the transactions contemplated by this Agreement, including, without limitation, the Closing Documents.
(lxvi) “Existing Debt Term Sheet” means that certain Assumption Term Sheet dated on or about the Signing Date from KHRE to the Company.
(lxvii) “Existing Lien” means the lien of KHRE securing the repayment of the Existing Debt.
(lxviii) “Existing Tax Concession” means the tax concession issued to Seller in Case No. 18-74-T23 under the TDA.
(lxix) “FD Parcel Two” means that certain parcel of land pending recordation in the Registry at entry 1,456 of volume 269 of the Book of Daily Entries of Dorado.
(lxx) “FD Two” means DBR Dorado FD Parcel Two LLC, a Puerto Rico limited liability company.
(lxxi) “FF&E” means all furniture, fixtures and equipment, including all furnishings, fixtures, rugs, vehicles, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment, and all other items of Tangible Personal Property owned by Seller which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Premises and are used in connection with the operation of the Hotel (but not including items which are leased by Seller as lessee or owned or leased as lessee by the Manager). For the avoidance of doubt, FF&E does not include the Dorado Equipment.
(lxxii) “Final Closing Statement” is defined in Section 10(d)(ii).
(lxxiii) “Financial Information” is defined in Section 12(c)(xxii).
(lxxiv) “GAAP” is defined in Section 12(b)(vii).
(lxxv) “Golf Side Letter” means an agreement between BHR TRS Dorado, LLC and DBR Dorado Owner whereby DBR Dorado Owner agrees to cause the DB Club to pay BHR TRS Dorado, LLC a commission equal to twenty-five percent (25%) of any fees related to the playing of golf at the DB Club paid by guests of the Hotel.
(lxxvi) “Governmental Authority” means any federal, Commonwealth, county, municipal or other government or any governmental or quasi-governmental agency, body, department, division, subdivision, commission, board, bureau, office or instrumentality, foreign or domestic, or any of them.
(lxxvii) “Guaranty” means a Guaranty in substantially the form of Exhibit 3 executed by DBR Dorado Ventures, LLC, a Puerto Rico limited liability company (“Guarantor”).
(lxxviii) “Hazardous Materials” means (A) those substances included within the definitions of any one or more of the terms “pollutant”, “contaminant”, “hazardous materials”, “extremely hazardous materials”, “solid wastes”, “special wastes”, “hazardous wastes”, “hazardous substances”, “toxic substances”, “industrial wastes” and “toxic pollutants”, as such terms are defined and/or regulated under Environmental Laws; (B) petroleum, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel, and any products or derivates and compounds containing them, including gasoline, diesel fuel and oil; (C) explosives, flammable materials; radioactive materials; polychlorinated biphenyls; and compounds containing them or any fraction thereof; (D) lead and lead-based paint; (E) asbestos and/or any asbestos-containing materials, any materials containing hydrated mineral silicate, including chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, in any form that is or could become friable; and (F) any other substance with respect to which any Environmental Law requires investigation, monitoring or remediation.
(lxxix) “HDC” means the Hotel Development Corporation, a Puerto Rico corporation and an instrumentality of the Commonwealth.
(lxxx) “HDC Fee” means a fee collected by Manager for Seller and remitted to HDC pursuant to the terms of the HDC Fee Agreement.
(lxxxi) “HDC Fee Agreement” means that certain HDC Fee Agreement, executed on November 12, 2014, among Seller, DBR Hotel Member, HDC and PRTC.
(lxxxii) “HDC Fee Assignment and Assumption Agreement” means an Assignment, Assumption and Release Agreement in form and substance acceptable to Seller and Purchaser, pursuant to which Seller and DBR Hotel Member assign to Purchaser all of the rights under, and Purchaser will assume all of the obligations first arising on or after the Closing Date under, the HDC Fee Agreement, and HDC and PRTC release Seller and DBR Hotel Member from all obligations under the HDC Fee Agreement first arising on or after Closing Date.
(lxxxiii) “Hotel” is defined in the Recitals.

(lxxxiv) “Hotel Authorized Users” means all Persons authorized by the Hotel from time to time to use the Club Facilities subject, at all times, pursuant to the terms and conditions of the Reciprocal Facilities Access and Use Agreement, as amended by the Deed of Amendment of Reciprocal Facilities Access and Use Agreement.
(lxxxv) “Hotel Facilities” means the facilities forming part of the Hotel and made available by Purchaser for use by the Club Authorized Users from time to time in addition to Hotel Authorized Users.
(lxxxvi) “Hotel Operating Prorations” is defined in Section 10(a)(i).
(lxxxvii) “Hotel Parcels” means, collectively, Parcel Five and the Parcel Four Remnant.
(lxxxviii) “Hotel Management Agreement” means (A) that certain Operating Agreement entered into by and between DBR Dorado Owner, predecessor in interest to Seller, and Manager, dated as of July 30, 2008, as amended, supplemented and/or assigned by: (1) a First Amendment to Operating Agreement, dated as of July 14, 2010, (2) a Second Amendment to Operating Agreement, dated as of November 12, 2014, (3) the Amendment, Assignment and Assumption of Ritz-Carlton Agreements, dated November 12, 2014 by DBR Dorado Owner and Seller, and (4) a Third Amendment to Operating Agreement, dated as of March 20, 2021, (B) that certain License and Royalty Agreement entered into by and between DBR Dorado Owner and The Ritz-Carlton Hotel Company, L.L.C., a Maryland limited liability company (“Ritz-Carlton”), dated as of July 30, 2008, as amended, supplemented and/or assigned by (1) a First Amendment, dated July 14, 2010, and (2) the Amendment, Assignment and Assumption of Ritz-Carlton Agreements, dated November 12, 2014, and (C) that certain International Services Agreement entered into by and between DBR Dorado Owner and Ritz-Carlton, dated as of July 30, 2008, as amended, supplemented and/or assigned by the Amendment, Assignment and Assumption of Ritz-Carlton Agreements, dated November 12, 2014, as the same may be further amended, restated, supplemented or otherwise modified from time to time after the date hereof in accordance with the terms of this Agreement.
(lxxxix) “Hotel Tax Concession” means the Tax Concession issued to Seller after Seller’s request to the PRTC to bifurcate the Existing Tax Concession between a Tax Concession covering the Hotel for Seller, and the Resort Tax Concession for DBR Dorado Owner, such Hotel Tax Concession to be transferred on the Closing Date to Purchaser pursuant to the Instrument of Transfer of Tax Concession.
(xc) “Indemnity Notice” is defined in Section 13(c)(i).
(xci) “Indemnity Termination Date” is defined in Section 13(e)(i).
(xcii) “Intangible Personal Property” means all intangible personal property owned, leased, licensed or possessed by Seller in connection with the ownership, operation, occupancy or maintenance of the Hotel, to the extent the same is assignable, including (A) the Applications and Permits, (B) the Leases, (C) the Contracts, (D) the Advanced Bookings and (E) the Warranties and Guaranties.
(xciii) “Instrument of Transfer of Tax Concession” means an instrument issued by PRTC, transferring the Hotel Tax Concession to Purchaser, in form and substance reasonably satisfactory to Purchaser; provided, however, that Purchaser shall be required to accept the Instrument of Tax Concession if the Hotel Tax Concession contains the same tax concessions, applicable to the Hotel, as the Existing Tax Concession, including as to the 90% property tax abatement rights.

(xciv) “Investor Rights Agreement” means an agreement between the Company and Seller (A) setting forth the concepts set forth in Section 3(c), (B) providing that Seller and any Affiliate of Seller or Seller Member who is transferred any shares of BHR Common Stock will vote all such shares of BHR Common Stock in accordance with the recommendations of the Company’s management at any annual or special shareholder meeting, (C) providing that the Company has the right and option from time to time to elect to redeem shares of BHR Common Stock in whole or in part at any time at the previous trading day’s closing price (subject to a minimum price per share of $5.00), and (D) prohibiting Seller, any Affiliate transferee of Seller, or any Seller Member from collectively (1) selling, assigning or transferring on any trading day shares of BHR Common Stock in excess of fifteen percent (15%) of that day’s aggregate New York Stock Exchange (“NYSE”) trading volume for the BHR Common Stock, (2) engaging in block sales or block transactions as to the shares of BHR Common Stock or (3) selling, assigning or transferring any shares of the BHR Common Stock to the same purchaser over consecutive trading days; provided, however, that (D)(2) or (D)(3) shall not be deemed breached if sales of the BHR Common Stock are on an exchange and the seller of the shares of the BHR Common Stock does not know the identity of the buyer of such shares or such shares are otherwise sold on a POV (percent of volume) OTD (over the day) basis.
(xcv) “KHRE” means KHRE SMA Funding, LLC.
(xcvi) “Knowledge” when used herein in reference to Seller’s “Knowledge” or derivations thereof means the actual knowledge of any Knowledge Party. Purchaser acknowledges that each Knowledge Party is named solely for the purpose of defining the scope of Seller’s Knowledge and not for the purpose of imposing on any such Knowledge Party any liability or creating any duties running from such individual to Purchaser. Purchaser covenants that it will bring no action of any kind against any Knowledge Party related to or arising out of the representations and warranties of Seller contained herein; provided, however, Seller agrees that Purchaser will have a claim against Seller for any breaches of any of Seller’s representations and warranties resulting from any act, error or omission of any Knowledge Party.
(xcvii) “Knowledge Party” means Federico Stubbe, Orlando Méndez, John E. Johnson and Kenny Blatt.
(xcviii) “Lease Additional Rent” is defined in Section 10(b)(ii).
(xcix) “Leases” means the leases, licenses, concessions, and occupancy agreements, written or verbal, relating to or affecting the Premises, including those listed on Schedule F, and all leases, licenses, concessions, and occupancy agreements, written or verbal, entered into by Seller prior to the Closing in accordance and compliance with this Agreement.
(c) “Legal Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(ci) Letter of Intent” means that certain Letter of Intent, dated October 11, 2021, between Seller and the Company.
(cii) “Lender” is defined in Section 31(g).
(ciii) “License Agreement” is defined in Section 2(p).

(civ) “Licensed Marks” means the Dorado Beach trade name and trademark and the Spa Botanico trade name and trademark which shall be licensed on a perpetual and royalty-free basis to Purchaser for use in accordance with the terms and conditions of the License Agreement.
(cv) “Manager” means Luxury Hotels International of Puerto Rico, Inc., a Puerto Rico corporation.
(cvi) “Manager Estoppel Certificate” is defined in Section 11(a)(xviii).
(cvii) “Master Covenants” means Deed Number Six 6 executed on January 25, 2013 before Notary Tatiana Román Orozco, as amended by Deed Number 70 executed on January 12, 2014 before Notary Tatiana Román Orozco.
(cviii) “Mortgage” means the mortgage encumbering the Hotel Parcels in the principal amount of $85,000,000.00 securing a mortgage note payable to the bearer on demand, constituted pursuant to Deed Number 71 executed on November 12, 2014 before Notary Ricardo O. Meléndez Saurí, as supplemented by Deed Number 9 executed on February 25, 2015 before Notary Ricardo O. Meléndez Saurí, both filed and pending recordation in the Registry at entry 1,419 of volume 289 of the Book of Daily Entries of Dorado; as amended, among other things, to reduce the principal amount to $61,000,000.00, pursuant to Deed Number 4 executed on March 4, 2021 before Notary José Antonio Díaz Brugueras, filed and pending recordation in the Registry at entry 2021-025223-BY04 of the Book of Daily Entries of the Karibe System.
(cix) “Municipal Fee Assignment and Assumption Agreement” means that certain assignment, assumption and release agreement, in form and substance acceptable to Seller and Purchaser, to assign to Purchaser all of Seller’s rights and obligations to the extent first arising on or after the Closing Date, in relation to the Agreement entered into on December 1, 2014 among Seller, DBR Plantation Village LLC, a Puerto Rico limited liability company, and the Municipality of Dorado regarding the implementation of Ordinance 45 at the Hotel.
(cx) “Municipality Fee” means a fee collected by Manager for Seller and remitted to the Municipality of Dorado, pursuant to Ordinance 45.
(cxi) “Notices” is defined in Section 16(a).
(cxii) “Offer” is defined in Section 31(a).
(cxiii) “Offer Period” is defined in Section 31(b).
(cxiv) “Offer Price” is defined in Section 31(a).
(cxv) “Ordinance 45” means Municipal Ordinance No. 45, 2013-14 Series, as amended by Ordinance No. 1 2014-2015 Series, Ordinance No. 21 2014-15 Series, of the Municipality of Dorado, and Regulation of November 1, 2014 promulgated by the Municipality of Dorado.
(cxvi) “Ordinary Course of Business” means the ordinary course of business of the Hotel in accordance with, and in compliance with the terms of, the Hotel Management Agreement.
(cxvii) “Owned Personal Property” is defined in Section 12(c)(xiii).
(cxviii) “Owner’s Policy” means a current ALTA owner’s policy of title insurance issued by Fidelity National Financial through the Escrow Agent, pursuant to which Fidelity National Financial insures Purchaser’s fee simple, marketable and recordable ownership title to the Hotel Parcels in the full amount of the Purchase Price allocated between the Hotel Parcels as determined by Purchaser with such Owner’s Policy of Title Insurance, subject only to the Permitted Exceptions, and including a non-imputation endorsements, pursuant to which Seller’s knowledge is not imputed to the Purchaser.
(cxix) “Parcel Five” is defined in the Recitals.
(cxx) “Parcel 4A” is defined in Section 5.
(cxxi) “Parcel Four” is defined in the Recitals.
(cxxii) “Parcel Four Impact Work” is defined in Section 5.
(cxxiii) “Parcel Four Remnant” means the remnant of Parcel Four following the segregation of the Encanto Parcel.
(cxxiv) “Parking Easement” means that certain Deed Number 25 executed on November 12, 2014 before Notary Ricardo J. García Negrón, as amended by Deed Number 28 executed on May 25, 2017 before Notary Tatiana Román Orozco providing for use by the Hotel of certain parking areas located on Property 1,115 and FD Parcel Two.
(cxxv) “Pending Ancillary Closing Documents” means collectively, (A) Deed of Amendment of Parking Easement, (B) Deed of Equipment Access and Use Agreement, (C) Sales Office Lease, (D) Anziva Lease and Sublease Authorization Agreement, (E) HDC Fee Assignment and Assumption Agreement, (F) Municipal Fee Assignment and Assumption Agreement, (G) AOTE Lease (if applicable), (H) License Agreement, (I) Mi Casa/Su Casa Rights Agreement, (J) Investor Rights Agreement, and (K) the Golf Side Letter.
(cxxvi) “Permitted Agreements” is defined in Section 11(a)(x).
(cxxvii) “Permitted Exceptions” means (A) the Existing Lien, (B) those exceptions to title to the Premises that are satisfactory to by Purchaser as determined under Section 6(c) and (C) those specific matters identified on Schedule G.
(cxxviii) “Permits” means all permits, licenses, resolutions, authorizations, approvals and endorsements required by any Governmental Authority or duly authorized third-party, or in any way related to the construction, use, redevelopment, maintenance or operation of the Premises, including the Hotel, or any part thereof, or if applicable, required for the Closing of the transactions contemplated hereby.
(cxxix) “Person” shall mean and include any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or Governmental Authority (whether national, federal, Commonwealth, county, city, municipal, or otherwise, including any instrumentality, division, agency, body or department thereof).
(cxxx) “Preliminary Closing Statement” is defined in Section 10(d)(i).
(cxxxi) “Premises” shall mean the Hotel Parcels and the improvements, structures, buildings and appurtenances built, erected or installed thereon, including the Hotel (excluding the Encanto Parcel).
(cxxxii) “Property” and “Properties” have the meanings given such terms in Section 2(a).

(cxxxiii) “Property 1,115” means that certain parcel of land recorded in the Registry at page 35 of volume 30 of Dorado.
(cxxxiv) “PRTC” means the Puerto Rico Tourism Company, an instrumentality of the Commonwealth.
(cxxxv) “Purchase Price” means (A) the issuance by the Company of the BHR Common Stock to Seller and (B) Purchaser’s payment of One Hundred Fifty-Eight Million Dollars ($158,000,000.00) to Seller (with such cash portion of the Purchase Price being subject to credits and prorations as set forth in this Agreement).
(cxxxvi) “Purchaser Closing Documents” means all documents to be entered into by Purchaser pursuant to this Agreement or delivered by Purchaser pursuant to this Agreement.
(cxxxvii) “Purchaser Indemnitees” is defined in Section 13(a).
(cxxxviii) “Purchaser Parties” means Purchaser and the Company.
(cxxxix) “Purchaser’s Objections” is defined in Section 6(c).
(cxl) “Purchaser’s Organizational Documents” means the Certificate of Formation and Limited Liability Company Agreement of Purchaser, true, complete and correct copies of which have been provided by Purchaser to Seller.
(cxli) “Purchaser Successor” means a Person that proposes to acquire or acquired a Specified Interest whether by assignment, sale, conveyance, transfer or otherwise.
(cxlii) “Receivables” is defined in Section 10(c)(vii).
(cxliii) “Reciprocal Facilities Access and Use Agreement” means that certain Deed Number 24 executed on November 12, 2014 before Notary Ricardo J. García Negrón providing for the access and use of Hotel Facilities by DBGM and the Club Authorized Users and the access and use of the Club Facilities by Seller and the Hotel Authorized Users.
(cxliv) “Registration Statement” is defined in Section 11(b).
(cxlv) “Registry” means the Registry of Property of Puerto Rico, Fourth Section of Bayamón.
(cxlvi) “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water or ground water.
(cxlvii) “Rents” is defined in Section 10(a)(ii).
(cxlviii) “Representatives” means, with respect to any Person, such Person’s accountants, advisors, Affiliates, agents, attorneys, consultants, contractors, employees, managers, members, officers, and owners.
(cxlix) “Representing Party” is defined in Section 34(f).

(cl) “Resort” means the Dorado Beach Resort located in Dorado and Vega Alta, Puerto Rico, and all land, developable or not, roads, paths and trails on the land, buildings, structures, machinery and equipment, infrastructure, wells, pipelines, golf courses, clubhouses, pools, tennis courts and other amenities associated therewith or forming a part thereof from time to time in the sole and absolute discretion of the “Declarant” under the Master Covenants.
(cli) “Resort Fees” is defined in Section 2(d).
(clii) “Resort Tax Concession” is defined in Section 2(q).
(cliii) “Retail Merchandise” means all merchandise located at the Hotel and held for sale to guests and customers of the Hotel or ordered for future sale at the Hotel as of the Cut-Off Time, but not including any such merchandise owned by any tenant at (or other licensee or occupant of) the Hotel or by the Manager.
(cliv) “Ritz-Carlton Amendment and Estoppel” means collectively (i) an amendment to the Hotel Management Agreement to clarify that any amounts distributed to unit owners that participate in the rental program shall be included as a “Deduction”, and (ii) the Manager Estoppel Certificate.
(clv) “Ritz-Carlton Assignment and Assumption Agreement” means an assignment, assumption and release agreement, in form and substance acceptable to Seller and Purchaser, to assign to Purchaser all of Seller’s rights under the Hotel Management Agreement and for Purchaser to assume all obligations of Seller under the Hotel Management Agreement first arising on or after the Closing Date, including a written consent of the Manager thereto.
(clvi) “ROFO” is defined in Section 31(b).
(clvii) “RSC” means Resort Services Company, Inc., a Puerto Rico non-profit corporation, which procures and distributes utility services to all of its members including the owner of the Hotel Parcels as per the terms and conditions set forth in the Master Covenants.
(clviii) “Sales Office Lease” is defined in Section 2(h).
(clix) “Sales Tenant” is defined in Section 2(h).
(clx) “Scheduled Permits” is defined in Section 12(c)(x).
(clxi) “SEC” means the Securities and Exchange Commission.
(clxii) “SEC Documents” means the Company’s filings with the SEC.
(clxiii) “Securities Act” means the Securities Act of 1933, as amended.
(clxiv) “Segregation Permit” is defined in Section 2(b).
(clxv) “Seller Closing Documents” means all documents to be entered into by Seller pursuant to this Agreement or delivered by Seller pursuant to this Agreement.
(clxvi) “Seller Indemnitees” is defined in Section 13(b).
(clxvii) "Seller Members” is defined in Section 3(c).

(clxviii) “Seller’s Organizational Documents” means the Certificate of Formation, as amended, and current Limited Liability Company Agreement of Seller, true, complete and correct copies of which have been provided to Purchaser by Seller.
(clxix) “Serious Crime” means a crime punishable by (i) imprisonment of one (1) year or more, or any crime constituting a felony, or a crime of moral turpitude, or a crime involving, fraud, defalcation, or larceny.
(clxx) “Specially Designated National or Blocked Person” means (i) a Person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control or other governmental entity from time to time as a “specially designated national or blocked person” or similar status, (ii) a Person described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001, or (iii) a Person otherwise identified by government or legal authority as a Person with whom Operator or its Affiliates are prohibited from transacting business. As of the date hereof, a listing of such designations and the text of the Executive Order are published under the internet website address https://home.treasury.gov/policy-issues/financial-sanctions/specially-designated-nationals-and-blocked-persons-list-sdn-human-readable-lists.
(clxxi) “Specified Interest” is defined in Section 31(a).
(clxxii) “Submission Materials” is defined in Section 4(c).
(clxxiii) “Subsidiary” is defined in Section 12(b)(i).
(clxxiv) “Tangible Personal Property” means all tangible personal property owned, leased, licensed or possessed by Seller on the Closing Date in connection with the ownership, development, maintenance and use of the Property including the FF&E, the chillers, pipelines, pumps, meters, boilers, machinery, vehicles, inventory, Consumables, golf carts, gas tanks and other tangible personal property. For the avoidance of doubt, Tangible Personal Property does not include the Dorado Equipment.
(clxxv) “Tax Concession” means a tax concession for the operation of a tourism facility issued under the TDA.
(clxxvi) “Taxes” shall mean all federal, state, Commonwealth, municipal, local, foreign and other income, net income, gross income, gross receipts, sales, use, ad valorem, transfer, capital stock, franchise, profits, license, lease, service, add on or alternative minimum tax, occupancy, room, withholding, payroll, fringe benefits, employment, employees’ income withholding, unemployment, disability, excise, severance, stamp, value added, goods and services, occupation, premium, property (including real property and personal property taxes and any assessment, special or otherwise), environmental, windfall profits, customs, duties or other taxes, fees, assessments, levies, tariffs or other charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and “Tax” means any one of the foregoing Taxes).
(clxxvii) “TDA” means the Tourism Development Act of 2010, as amended.
(clxxviii) “Third Party Claim” is defined in Section 13(c)(i).
(clxxix) “Trade Payables” is defined in Section 10(a)(x).
(clxxx) “Transaction Documents” means, collectively, this Agreement and the schedules and exhibits hereto and the schedules and exhibits thereto, and each of the other agreements, bills of sale, assignments, deeds, documents, certificates and instruments entered into or furnished by the parties hereto in connection with the transactions contemplated hereby and thereby.
(clxxxi) “UCC Reports” is defined in Section 6(a).
(clxxxii) “Utilities” is defined in Section 10(c)(i).
(clxxxiii) “Vouchers” is defined in Section 10(c)(xi).
(clxxxiv) “Warranties and Guaranties” means, to the extent assignable, all of Seller’s rights, title and interest, if any, in and to, all guaranties and warranties relating to the Property.
2.PURCHASE AND SALE.
(a)On the Closing Date, Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, subject to the terms and conditions of this Agreement (i) fee simple (pleno dominio) title to the Premises (subject only to Permitted Exceptions); (ii) all leasehold interests held by Seller (with, in each case, a lessor estoppel and lessor consent), but excluding leases currently in place and identified on Schedule H where Seller is the tenant of properties not managed as part of the Hotel and such properties are managed by DBGM as part of the DB Club; (iii) all personal property of every kind and character owned by Seller for use in connection with the Premises or the Hotel, including all Tangible Personal Property and Intangible Personal Property owned by Seller, including all FF&E, operating supplies, inventories, food and beverage inventories and all other inventories; (iv) all lessee, licensee, tenant, sub-lessee or sub-tenant rights pertaining, directly or indirectly, to the Premises, the Hotel and/or the Hotel’s operation, not excluded in writing by Purchaser prior to the Closing Date (with, in each case, a tenant or licensor estoppel certificate and consent in form and substance reasonably acceptable to Purchaser), including all rights as to leased, licensed or possessed Tangible Personal Property and Intangible Personal Property; (v) rights in and to all maintenance, service and equipment leases and contracts (provided true and complete copies are provided by Seller to Purchaser, and provided that Purchaser will not, in any event, be required to assume any long-term pay per view or free to guest television contracts); (vi) all maps, surveys, plans, drawings, specifications, reports (including environmental reports), site assessments, engineering, scientific and/or technical information in connection with the Premises, the Applications, the Permits and/or Environmental Conditions at the Premises and similar items; (vii) all Permits, deposits, tradenames, logos, telephone numbers, websites and domain names (including full and unlimited access to FTP file content), all Warranties and Guaranties, vehicles, governmental approvals, signage rights and authorizations owned by or in favor of Seller in connection with the Premises and/or the Hotel; and (viii) all other related rights and benefits pertaining, directly or indirectly, to the Premises, the Hotel and/or the Hotel’s operations, other than, in each instance, Excluded Assets. The items described in this Section 2(a) shall be referred to herein collectively as the “Property” or the “Properties”.
(b)Prior to the Closing Date, Seller shall obtain any and all approvals and shall satisfy any conditions imposed as part of any approval required for the segregation of the Encanto Parcel from Parcel Four (the “Segregation Permit”), and on the Closing Date Seller and Purchaser shall execute the Deed of Sale. Following the Closing Date, Seller will use commercially reasonable efforts to obtain as soon as reasonably practicable a separate property tax identification number with respect to the Encanto Parcel and Parcel Four Remnant.
(c)[Intentionally omitted].

(d)On the Closing Date, Seller and DBR Dorado Owner shall execute an amendment to the Reciprocal Facilities Access and Use Agreement in substantially the form of Exhibit 4 (“Deed of Amendment of Reciprocal Facilities Access and Use Agreement”).
(e)On the Closing Date, Seller, FD Two and DBR Dorado Owner shall execute a deed in the form and substance acceptable to Purchaser (the “Deed of Amendment of Parking Easement”) whereby (x) FD Two conveys FD Parcel Two to DBR Dorado Owner, (y) DBR Dorado Owner aggregates FD Two to Property 1,115, and (z) FD Two, DBR Dorado Owner and Hotel Owner amend the Parking Easement in order to: (i) clarify that Parking Area 3 forms a part of Property 1,115 and not FD Parcel Two; and (ii) provide for future relocation of parking facilities, cost to be allocated proportionately based on usage.
(f)On the Closing Date, Purchaser and DBR Dorado Owner shall execute a Deed of Equipment Access and Use Agreement, in form and substance acceptable to Seller and Purchaser (“Deed of Equipment Access and Use Agreement”), (i) whereby Purchaser constitutes an access and use easement upon Parcel Five, as servient tenement, in favor of DBR Dorado Owner as owner of Property 1,115, or an Affiliate, solely for purposes of entering and using identified portions of Parcel Five for the installation, use, repair, replacement, maintenance and operation of the Dorado Equipment, (ii) Purchaser will be fully indemnified, defended and held harmless by DBR Dorado Owner for any damage caused by any such installation, use, repair, replacement, maintenance and/or operation and DBR Dorado Owner shall provide, at its expense, insurance coverage in an amount to be agreed to prior to the Closing Date; (iii) DBR Dorado Owner will covenant and agree with Purchaser to not increase the rent or any other amount payable, or require additional or new amounts or fees to be payable, by any lessee, licensee or user of the Dorado Equipment unless approved in writing by Purchaser, other than as necessary to cover documented cost increases implemented by third parties not Affiliated with Seller; and (iv) a specific portion of Parcel Five to be identified in the Deed of Equipment Access and Use Agreement for the location of the Dorado Equipment and the Dorado Equipment may not be relocated to any other portion of Parcel Five.
(g)Seller, KHRE and Purchaser shall execute and deliver the Existing Debt Assignment and Assumption Agreement.
(h)On the Closing Date, DBR Dorado Ventures, LLC (“Sales Tenant”) and Purchaser shall execute an unrecorded Sales Office Lease Agreement (the “Sales Office Lease”), in form and substance acceptable to Seller and Purchaser, whereby Purchaser leases to Sales Tenant the existing space currently used as a sales office facing the Encanto Parcel or such other location as mutually agreed to between Sales Tenant and Purchaser, for the operation of a sales office for the residential units within the Resort, such Sales Office Lease to include the following terms and conditions: (i) a ten (10) year initial term, with two five (5) year extensions, with Sales Tenant able to cancel the Sales Office Lease once all residential units are sold; (ii) free of rent payment obligations, and (iii) Purchaser responsible for insurance for the structure covered by the Sales Office Lease and utilities, and Sales Tenant responsible for all cleaning and inside maintenance, liability insurance, and insurance for Sales Tenant’s furniture, fixtures, equipment and buildout.
(i)On the Closing Date, Seller and Purchaser shall execute the Anziva Lease and Sublease Authorization Agreement.
(j)On the Closing Date, Seller, DBR Hotel Member and Purchaser shall execute the HDC Fee Assignment and Assumption Agreement.
(k)On the Closing Date, Seller and Purchaser shall enter into the Municipal Fee Assignment and Assumption Agreement.

(l)On the Closing Date, Seller and Purchaser, shall enter into the Ritz-Carlton Assignment and Assumption Agreement.
(m)[Intentionally omitted].
(n)[Intentionally omitted].
(o)Seller shall use commercially reasonable efforts to obtain any and all approvals and shall satisfy any conditions imposed as part of any approval required for the segregation of the AOTE Facilities from Parcel 1,115 (the “AOTE Segregation Permit”). If the AOTE Segregation Permit is not completed on or before the Closing Date, Purchaser and DBR Dorado Owner shall execute a recorded lease agreement (the “AOTE Lease”) in form and substance acceptable to Seller and Purchaser, whereby DBR Dorado Owner leases to Purchaser the AOTE Facilities, such AOTE Lease to include the following terms and conditions: (i) ten (10) year initial term, with evergreen five (5) year extensions, while Hotel is a Ritz-Carlton Reserve; (ii) free of rent payment obligations, (iii) net lease with Purchaser responsible for taxes, insurance and maintenance of the AOTE, plus capital expenditures; (iv) an option to purchase the AOTE Facilities for $1.00 at any time following the completion of the AOTE Segregation Permit; and (v) ability of Purchaser to use the AOTE Facilities for meeting space or other ancillary uses other than a food and beverage outlet or, unless otherwise agreed to by Seller following the termination or expiration of the existing water sports contract with Seller at the Resort, water sports rental facilities, and Purchaser shall be responsible for capital expenditures relating to such uses by Purchaser. Seller will use commercially reasonable efforts to obtain in connection with the receipt of the AOTE Segregation Permit, or as soon as reasonably practicable thereafter, a separate property tax identification number with respect to the AOTE Facilities.
(p)On the Closing Date, Purchaser and DBR Dorado Owner shall enter into a perpetual license agreement, in form and substance acceptable to Seller and Purchaser, for the use by Purchaser, free of any charge, payment or royalty, of the Licensed Marks (the “License Agreement”).
(q)Within five (5) Business Days after the date hereof, Seller shall file a request with the PRTC for the bifurcation of the Existing Tax Concession into the Hotel Tax Concession and a Tax Concession for the Resort, other than the Hotel (the “Resort Tax Concession”) and the transfer of the Hotel Tax Concession to Purchaser effective as of the Closing Date. The issuance of the Instrument of Transfer of Tax Concession shall be a condition precedent to Purchaser’s and Seller’s obligation to close the transactions contemplated by this Agreement and Seller shall use all commercially reasonable efforts to cause the Instrument of Transfer of Tax Concession to be issued to Purchaser as promptly as possible. Seller’s counsel shall prepare the applications for Instrument of Transfer of Tax Concession in a form and substance acceptable to Purchaser. Seller and Purchaser shall cooperate with each other in filing for and pursuing the issuance of the Instrument of Transfer of Tax Concession.
(r)At the Closing, the Hotel Management Agreement shall be amended by the Ritz-Carlton Amendment and Estoppel.
3.PURCHASE PRICE.
(a) The Purchase Price payable for the Property is subject to adjustments, credits and prorations as herein provided.
(A)Within two (2) Business Days following the execution and delivery of this Agreement by all parties, Purchaser will deposit, as an earnest money deposit, with the Escrow Agent the sum of Eight Million Dollars ($8,000,000.00) (the “Deposit”). The Deposit shall be held and disbursed by the Escrow Agent in accordance with the terms and provisions of this Agreement. The Deposit shall be non-refundable to Purchaser, except as otherwise provided in this Agreement. The Deposit will be held by the Escrow Agent in an interest-bearing account pursuant to the terms of this Agreement. Interest accrued in respect of the Deposit shall become part of the Deposit and belong to the party entitled to the Deposit pursuant to the terms hereof, provided that until Closing all taxes (income or otherwise) accruing in respect of such interest shall be paid by Purchaser. At Closing, the Deposit will be paid by the Escrow Agent to Purchaser. Notwithstanding anything herein to the contrary, a portion of the Deposit in the amount of $100.00 will be non-refundable to Purchaser and will be distributed to Seller upon any termination of this Agreement as full payment and independent consideration for Seller’s execution and delivery of this Agreement and Purchaser’s termination rights hereunder. Accordingly, and notwithstanding anything else herein to the contrary, if this Agreement is terminated pursuant to a right of termination in this Agreement and such provision calls for the Deposit to be returned to Purchaser, such provision shall be deemed to read “the Deposit, less the $100.00 non-refundable portion thereof,” which non-refundable portion shall be released by the Escrow Agent to Seller, and the balance of the Deposit shall be returned to Purchaser.
(B)At Closing, assuming compliance with all conditions to Purchaser’s obligation to close the transactions contemplated by this Agreement, Purchaser will deliver to Seller the Purchase Price minus (aa) the outstanding principal balance owed by Seller to KHRE and (bb) all accrued and unpaid interest and any other outstanding amounts owed to KHRE on the Existing Debt as of the Closing Date. The parties agree that any and all cash reserves (including the interest reserve and the environmental reserve) held by KHRE as to the Existing Debt shall be fully assigned by Seller to Purchaser at Closing without any additional payment or credit to Seller.
(ii)     All monies payable by Purchaser to Seller under this Agreement, unless otherwise specified in this Agreement, shall be paid by wire transfer of immediately available federal funds for credit to such bank account as specified by Seller, which account information Seller shall provide to Purchaser at least two (2) Business Days prior to the day such monies are payable under this Agreement.
(b)Prior to the Closing, Seller and Purchaser shall use good faith efforts to agree on an allocation of the Purchase Price among the components of the Property. If Seller and Purchaser cannot agree on such allocation, Seller and Purchaser shall not be deemed to be in default of their respective obligations hereunder by reason of such failure to agree and this Agreement shall remain in full force and effect unless Seller or Purchaser elects to terminate this Agreement pursuant to rights granted elsewhere in this Agreement and neither party shall have any obligations to the other pursuant to the following provisions of this Section 3(b). If Seller and Purchaser agree on the allocation contemplated in the immediately preceding sentence (the “Allocation”), Seller and Purchaser agree to be bound by the Allocation, report the U.S. federal, state, Commonwealth and local income and other tax consequences of the transactions contemplated herein in the manner agreed to in the Allocation, and neither Seller nor Purchaser will take, and each will cause its Representatives to not take, any position inconsistent with the Allocation in any tax return, in any refund claim or in any financial statement, litigation, investigation or otherwise, unless it shall have received an opinion of its tax counsel to the effect that, as a result of a change in tax law occurring after the date hereof, there is no reasonable basis for taking a position consistent therewith; provided, however, that before taking an inconsistent position, such party will notify the other party and Seller and Purchaser shall agree on how to report the transaction to the maximum possible extent consistent with the earlier agreement and the change in tax law. Any disputes under the immediately preceding sentence shall be resolved by arbitration as provided in Section 28.

(c)Notwithstanding anything to the contrary in this Agreement, Seller may distribute to any of its direct or indirect members, partners or shareholders (“Seller Members”) any of the shares of BHR Common Stock, subject to: (A) prior notice to the Purchaser and the Company and (B) any Seller Member receiving any shares of BHR Common Stock (x) making to the Company in writing the same representations and warranties made by Seller in Section 12(c)(xxxv) through (xlii) and (y) agreeing with the Company in writing along with the other Seller Members receiving any shares of BHR Common Stock to be bound pro-rata by the trading limitations set forth in the definition of Investor Rights Agreement. The obligations of Seller and any Seller Member in this Section 3(c) and in the definition of Investor Rights Agreement shall survive the Closing and shall be specifically enforceable by Purchaser or the Company.
4.INSPECTIONS.
(a)Prior to the Closing Date, Seller shall, and shall cause its Representatives to, promptly provide Purchaser and its Representatives full and complete access to the Premises for the purpose of inspecting the same, provided that Purchaser and Purchaser’s Representatives shall at all times comply with all laws and regulations of all applicable Governmental Authorities and neither Purchaser nor any of Purchaser’s Representatives shall damage the Premises or any portion thereof.
(i) In conducting any of the inspections permitted hereunder, Purchaser and Purchaser’s Representatives shall at all times comply with, and shall be subject to, all the terms, covenants and conditions of this Agreement. Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing provisions of this Section 4(a). All of Purchaser’s inspections shall be subject to the rights of the Manager and of the various tenants in possession of the Premises, pursuant to Leases and shall be conducted in such a manner as to minimize, to the greatest extent reasonably practicable, any disruption to their respective business activities. Purchaser shall schedule and coordinate all inspections, including any engineering and environmental tests, with Seller. Seller may have its Representative(s) accompany Purchaser, or Purchaser’s Representatives, during all such inspections and tests.
(ii) No invasive testing or sampling of the Hotel Parcels or of any improvements thereto shall be permitted without Seller’s express prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(iii) Purchaser shall be responsible, at its sole cost and expense, for the repair any and all damage caused by Purchaser or Purchaser’s Representatives on or about the Premises prior to Closing. Seller shall promptly (within three (3) Business Days after acquiring actual knowledge thereof) notify Purchaser of any damage on or about the Premises that Seller believes was caused by Purchaser or Purchaser’s Representatives. Purchaser agrees to pay to Seller within ten (10) days of Seller’s written demand therefor the costs actually paid by Seller to third parties for repairing and restoring any damage which Purchaser or Purchaser’s Representatives shall cause to the Premises.
(iv) If Purchaser disputes a claim by Seller that Purchaser or Purchaser’s Representatives have caused any damage and the transactions contemplated by this Agreement are not consummated, then such dispute shall be resolved by arbitration pursuant to Section 28.
(v) All inspection fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to the inspection of the Premises shall be at the sole expense of Purchaser.

(b)Prior to conducting any inspection under this Section 4, including any physical inspection or testing at the Premises, including boxing, drilling and sampling of soil, Purchaser shall obtain and maintain and shall cause any Purchaser Representatives to obtain and maintain, at Purchaser’s and/or such contractor’s expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury, property damage and bodily injury liability coverage issued by reputable insurers authorized to do business in the Commonwealth and reasonably acceptable to Seller, naming Seller as additional insured, which insurance policies must have limits (which limits may be met with primary and umbrella coverage) of not less than Two Million Dollars ($2,000,000.00) for any one occurrence. Purchaser shall provide and/or shall cause each of Purchaser’s Representatives to provide Seller with certificates of insurance evidencing the coverages required herein.
(c)Seller has previously provided Purchaser with copies of the documents, reports and information listed on Exhibit A to the Letter of Intent (the “Submission Materials”), and Seller shall promptly provide such other documents, reports and information as Purchaser may request from time to time and which are then in possession or reasonable control of Seller or a Seller’s Representatives (the “Additional Submission Materials”). In the event that the Closing hereunder shall not occur for any reason whatsoever, Purchaser shall (x) promptly destroy all copies of all Submission Materials or Additional Submission Materials delivered by Seller or Seller’s Representatives to Purchaser in connection with or in any way related to the Property and any abstracts thereof and (z) promptly pay the cost of repairing and restoring any damage to the Premises or to any improvements thereon caused by Purchaser or Purchaser’s Representatives (excluding any damage merely discovered by Purchaser or Purchaser’s Representatives in the course of its or their inspections as to the Premises).
5.PARCEL FOUR IMPACT WORK.
(a)Purchaser acknowledges and accepts that Seller entered into a Contract of Purchase and Sale executed as of March 12, 2021 by Seller, as seller, and Mi Casa PR LLC and Su Casa PR LLC, as purchaser (collectively, “Mi Casa/Su Casa”), and related documents (collectively, the “Mi Casa/Su Casa Documents”) pursuant to which (i) Seller conveyed to Mi Casa/Su Casa certain properties that were formerly part of the Hotel property, including a parcel that includes what used to be Buildings 10 and 11 of the Hotel (“Parcel 4A”) and a parcel that includes the Su Casa Building, and (ii)  Mi Casa/Su Casa was granted the right to demolish Buildings 10 and 11 and build in Parcel 4A a structure to be designed and used for single-family occupancy.   Purchaser acknowledges and accepts that Mi Casa/Su Casa will have to (i) relocate the mechanical and electrical infrastructure building serving Hotel Building 9 from Parcel 4A to within the Parcel Four Remnant in the area marked in Schedule I attached hereto, (ii) relocate underground infrastructure that serves Parcel 4A and is currently located under the Parcel Four Remnant and restore any portion of the Premises to its condition immediately prior to the work under clauses (i) and (ii) of this sentence, and (iii) build certain grass or vegetation covered fences between Parcel 4A and Parcel Four Remnant (collectively, the “Parcel Four Impact Work”).  Purchaser consents to the Parcel Four Impact Work, provided such work is conducted at no out of pocket cost to Purchaser, and in such a manner that minimizes impact on the operation of the Hotel. As a condition to the Closing, Seller shall execute a document in form and substance reasonably acceptable to Purchaser (the “Mi Casa/Su Casa Rights Agreement”) whereby Purchaser shall be entitled to enforce against Mi Casa/Su Casa any and all obligations of Mi Casa/Su Casa under the Mi Casa/Su Casa Documents.
6.TITLE OBJECTIONS.
(a)Attached hereto as Schedule J is a written commitment from the Escrow Agent to issue the Owner’s Policy (as hereinafter defined) (such commitment, and any updated commitments that Purchaser may obtain, the “Commitment”). Purchaser acknowledges receipt of a current

ALTA/ACSM survey of the Premises (the “Surveys”). Purchaser shall, at Purchaser’s expense, obtain reports of searches of the Uniform Commercial Code records of the Commonwealth and other Governmental Authorities in the Commonwealth with respect to title to the Property (collectively, the “UCC Reports”).
(b)Purchaser shall, at Purchaser’s expense, obtain at Closing the Owner’s Policy. Seller shall cooperate with the issuance of the Owner’s Policy, including submitting any Owner’s Affidavit or any other statements customarily required for the issuance of an owner’s title policy in Puerto Rico, including, without limitation the non-imputation endorsement.
(c)Prior to the Signing Date, Purchaser has reviewed the Surveys, the Commitment and the UCC Reports and Purchaser and has not notified Seller of any matters shown on the Surveys, the Commitment or the UCC Reports that Purchaser is unwilling to accept (collectively, “Purchaser’s Objections”). Notwithstanding anything to the contrary contained in this Section 6, any PPP loans, delinquent taxes, mortgages, deeds of trust, security agreements, construction or mechanics’ liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, other than Permitted Exceptions, shall be deemed to be included in Purchaser’s Objections and, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to pay and discharge (or bond against in a manner sufficient to cause the Title Company to insure over such Purchaser’s Objections) any such Purchaser’s Objections. Seller shall not be obligated to incur any expenses to cure any non-monetary Purchaser’s Objections unless Seller agrees to cure such non-monetary Purchaser’s Objections as hereinafter provided. Seller shall not, after the date of this Agreement, subject the Premises to or permit or suffer to exist any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may materially affect or modify the status of title to the Premises without Purchaser’s prior written consent (which consent may be granted or withheld in the sole and absolute discretion of Purchaser). All title matters revealed by the Surveys, the Commitment or the UCC Reports and not objected to by Purchaser as provided above (other than delinquent taxes, mortgages, deeds of trust, security agreements and other liens and charges that are to be paid at the Closing as elsewhere provided herein) shall be deemed Permitted Exceptions. Notwithstanding the foregoing, Purchaser shall not be required to take title to the Premises subject to any matters which may arise subsequent to the effective date of the Title Commitment, UCC Reports and Survey examined by Purchaser prior to the Signing Date. Seller shall not be obligated to incur any expenses to cure any non-monetary matters that arise subsequent to the effective date of the Title Commitment, UCC Reports and Survey examined by Purchaser prior to the Signing Date.
7.CLOSING DATE.
(a)Subject to Section 7(c), the closing (the “Closing”) of the transactions contemplated hereby shall occur on the Closing Date. As more particularly described below, at the Closing the parties will (i) execute and/or deliver all of the Closing Documents required by this Agreement, (ii) deliver the same to Escrow Agent, and (iii) take all other action required to be taken under this Agreement with respect of the transactions contemplated hereby. The Closing shall be administered and coordinated by Escrow Agent. At the Closing, Escrow Agent shall return the Deposit (and all interest earned thereon) to Purchaser, update the title to the Property and, provided there has been no change in the status of title as reflected in the Commitment and Survey, Escrow Agent shall record the Deed of Sale, release and date, where appropriate, the Closing Documents in accordance with the instructions of Seller and Purchaser and shall send, by wire transfer, all sums to be delivered by the Escrow Agent to the parties and others as herein provided.
(b) Seller’s obligation to sell the Property as herein provided shall be conditioned upon the fulfillment of the conditions precedent that (A) Purchaser shall have duly performed all of its obligations and covenants to be performed under this Agreement on the Closing Date and shall have duly performed all of its material obligations to be performed under this Agreement prior to the Closing Date, (B) the representations and warranties made by Purchaser in this Agreement shall be true, complete and correct in all material respects on the date hereof and on the Closing Date, (C) no Action or investigation by or before any court, administrative agency or other Governmental Authority shall have been instituted to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, (D) HDC and PRTC shall have executed the HDC Fee Assignment and Assumption Agreement, (E) the Municipality of Dorado shall have executed the Municipal Fee Assignment and Assumption Agreement, (F) Seller shall have obtained the Segregation Permit and (G) Purchaser shall have delivered to Seller all of the documents required by Section 8(b) and Section 8(c) hereof to be delivered by Purchaser. The conditions precedent to closing under this Section 7(b)(i) can be waived, in whole or in part, in writing by Seller. Subject to Section 17(b), if any of the foregoing conditions to Seller’s obligation to sell the Property are not satisfied or waived on or before the Closing Date (as extended, if applicable), Seller may terminate this Agreement on the Closing Date (as extended, if applicable), in which event the Deposit (and any interest earned thereon) shall be promptly released by the Escrow Agent to Purchaser.
(ii)Purchaser’s obligation to purchase the Property as herein provided shall be conditioned upon the fulfillment of the conditions precedent that (A) Seller shall have duly performed all of its obligations and covenants to be performed under this Agreement prior to or on the Closing Date and shall have duly performed all of its material obligations to be performed under this Agreement prior to or on the Closing Date, (B) the representations and warranties made by Seller in this Agreement shall be true, complete and correct on the date hereof and in all material respects on the Closing Date, (C) no Action or investigation by or before any court, administrative agency or other Governmental Authority shall have been instituted to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or that, if adversely determined, could have a material and adverse effect on the ownership or use of the Premises, the Hotel, the Property or any portion of the Property, (D) there shall not have occurred any material and adverse change in any of the Hotel or in any of the Property, (E) Purchaser shall have obtained an Owner’s Policy in an amount equal to the Purchase Price allocated to the Premises, satisfying the standards for title contained herein and otherwise in a form and with content customary in Puerto Rico for transactions similar to the transactions contemplated hereby, which shall include individual comprehensive, access, same as survey, zoning, same tax lot, environmental protection lien, non-imputation and increase in amount of insurance endorsements, (F) Manager shall have the full, legal right to use and operate under the existing liquor license for the Hotel and the Premises for the continued sale of alcoholic beverages at the Premises and the Hotel after the Closing, (G) Seller shall have furnished to Purchaser, in form and content reasonably satisfactory to Purchaser, with all Consents, (H) Seller shall have furnished to Purchaser, in form and content reasonably satisfactory to Purchaser, estoppel certificates with respect to all Leases and Contracts, and any covenants, conditions and/or restrictions binding, restricting or benefiting the Property which are set forth in the Commitment or the Hotel Management Agreement, (I) the Ritz-Carlton Assignment and Assumption Agreement and the Ritz-Carlton Amendment and Estoppel shall be fully executed and delivered to Purchaser, (J) Seller shall provide Purchaser with evidence satisfactory to Purchaser of the written waiver of any and all rights of first refusal or purchase options related to the Property that have been granted with respect to any of the Property, (K) the Existing Debt shall have been assumed by Purchaser contemporaneously with the Closing pursuant to the Existing Debt Assignment and Assumption Agreement; (L) Seller shall have delivered to Purchaser all of the documents required by Section 8(a) and Section 8(c) hereof and all other documents required of Seller elsewhere in this Agreement, (M) the Hotel Tax Concession and the Instrument of Transfer of Tax Concession shall have been issued, (N) Omitted, (O) Purchaser shall be contractually entitled following the Closing, without any time limitation, to thereafter (x) appoint one-third of the members of the Board of Directors of the entity DBR Dorado Services Operator,

LLC (the “Utility Company”) that provides utility services to the Hotel Facilities, (y) approve in advance any increases in excess of five percent (5%) per annum of amounts in the annual budget of the Utility Company which are payable to Affiliates of Seller and are not pass-through amounts payable to third-parties, and (z) receive a guarantee from the Utility Company that the Hotel Facilities will continue to have the same utility capacity, including generator capacity, available to the Hotel Facilities in 2019, (P) Seller shall pay to Purchaser all security deposits and other amounts held by Seller or an Affiliate as to all Advance Bookings and as to all Leases whereby Seller or an Affiliate is the landlord or lessor, (Q) HDC and PRTC shall have executed the HDC Fee Assignment and Assumption Agreement, (R) the Municipality of Dorado shall have executed the Municipal Fee Assignment and Assumption Agreement, (S) Seller shall have delivered the Segregation Permit, and (T) the form and substance of the Pending Ancillary Closing Documents shall be reasonably acceptable to Purchaser. The conditions precedent to Closing under this Section 7(b)(ii) can be waived, in whole or in part, in writing by Purchaser. Notwithstanding anything contained in this Agreement to the contrary, if any of the foregoing conditions to Purchaser’s obligation to purchase the Property are not satisfied or waived on or before the Closing Date (as extended, if applicable), Purchaser may terminate this Agreement on the Closing Date (as extended, if applicable), in which event the Deposit (and any interest earned thereon) shall be promptly released by the Escrow Agent to Purchaser.
(c)If any one or more closing conditions of Seller under Section 7(b)(i)(D), Section 7(b)(i)(E) or Section 7(b)(i)(F) or one or more closing conditions of Purchaser under Section 7(b)(ii)(H), Section 7(b)(ii)(I), Section 7(b)(ii)(J), Section 7(b)(ii)(K) or Section 7(b)(ii)(M) is not met (or waived by Purchaser) on or before the Closing Date, then Seller may, on a one-time basis (i.e., only one such extension is available to Seller) extend the Closing Date for up to sixty (60) days by written notice to Purchaser and Seller shall use its commercially reasonable efforts to cause each unperformed closing condition to be performed and met as promptly as possible.
(d)If any one or more closing conditions of Purchaser is not met on or before the Closing Date, then Purchaser may, in its sole and absolute discretion, extend the Closing Date for up to sixty (60) days by written notice to Seller and Seller shall use commercially reasonable efforts to cause each unperformed closing condition of Purchaser to be performed and met as promptly as possible. In addition, if the Registration Statement is not in final form for filing with the SEC on or before the Closing Date, Purchaser may, in its sole and absolute discretion, extend the Closing Date for up to thirty (30) days by written notice to Seller.
8.DELIVERIES ON THE CLOSING DATE.
(a)On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following:
(i)     Negative tax certifications from the Center for the Collection of Municipal Revenues (“CRIM”) that all real property taxes assessed by CRIM and owed in respect of the Premises through the Closing Date have been paid in full or evidence that a revision of the real property taxes assessments has been requested and an amount equal to the total real property taxes to be assessed once the revision requested is completed has been delivered in escrow to the Escrow Agent;
(ii)     Evidence of Seller’s formation and good standing;
(iii)     A copy of the Hotel Tax Concession and the Instrument of Transfer of Tax Concession, issued by the PRTC and certified true, complete and correct by an authorized officer of Seller;

(iv)     All necessary information to complete the Informative Return (Planilla Informativa) to be filed with the Puerto Rico Treasury Department notifying such department as to the sale of the Premises;
(v)     Appropriate evidence of the authority of Seller to sell the Property to Purchaser and perform, carry out the covenants and obligations to be performed by Seller under this Agreement and/or execute and deliver the documents required to be delivered by Seller pursuant to this Section 8(a) and Section 8(c) and elsewhere in this Agreement;
(vi)     Evidence that any and all PPP loans incurred by Seller have been fully forgiven in accordance with Applicable Law or fully repaid.
(vii)     [Intentionally Omitted];
(viii)     Evidence of the execution of the deeds, petitions or instruments resolving any Purchaser Objections that Seller elects or is required to cure, if any, and of delivery of the first certified copy of any such deeds, and/or of the petitions or instruments to the Escrow Agent accompanied by their corresponding recording expenses;
(ix)     All estoppel certificates required to be obtained by Seller pursuant to this Agreement;
(x)     An affidavit of Seller in form and substance adequate to cause the title company issuing the Owner’s Policy to eliminate the exception from the Owner’s Policy for parties-in-possession, other than those disclosed in Schedule K;
(xi)     The Consents;
(xii)     Change of Ownership Notice to be delivered to CRIM notifying and requesting the segregation of the Encanto Parcel from Parcel Four;
(xiii)     The Deed of Amendment of Reciprocal Facilities Access and Use Agreement;
(xiv)     The Deed of Amendment of Parking Easement;
(xv)     The Equipment Access and Use Agreement;
(xvi)     The Guaranty;
(xvii)     Evidence acceptable to Purchaser of termination (without any further obligation of Purchaser) of the existing Asset Management Agreement, dated November 12, 2014, with CPG Asset Management LLC;
(xviii) Mi Casa/Su Casa Rights Agreement;
(xix) Investor Rights Agreement;
(xx) The Golf Side Letter; and
(xxi) All other documents, reports, schedules and information which Seller is required to deliver to Purchaser in accordance with this Agreement or which Purchaser or the title company issuing the Owner’s Policy shall reasonably require to consummate the transactions contemplated hereunder, provided the delivery of such documents is customary in Puerto Rico for transactions similar to the transactions contemplated herein.
(b)On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller:
(i)     The Purchase Price;
(ii)     Evidence of Purchaser’s formation, good standing and authority to do business in the Commonwealth;
(iii)     Appropriate evidence of the authority of Purchaser to purchase the Property from Seller and perform and carry out the covenants and obligations to be performed by Purchaser under this Agreement and execute and/or deliver the documents required to be delivered by Purchaser pursuant to Section 8(b) and Section 8(c) and elsewhere in this Agreement;
(iv)     Change of Ownership Notices to be delivered to CRIM notifying CRIM of the change of ownership of the Hotel Parcels;
(v) Evidence of the transfer of the BHR Common Stock in the name of the Seller in the Company’s stock ledger;
(vi) Investor Rights Agreement; and
(vii) All other documents which Purchaser agrees to deliver to Seller in accordance with this Agreement or which the title company issuing the Owner’s Policy shall reasonably require to consummate the transactions contemplated hereby, provided the delivery of such documents is customary in Puerto Rico for transactions similar to the transactions contemplated herein.
(c)Seller, or the applicable Seller Affiliate, and Purchaser shall, on the Closing Date, each execute, acknowledge (as appropriate) and exchange the following documents:
(i)     The Deed of Sale;
(ii)     An assignment and assumption of the Intangible Personal Property;
(iii)     An assignment and assumption of the property described in Section 2(a)(ii), other than the Intangible Personal Property and the Tangible Personal Property;
(iv)     The Bill of Sale;
(v)     The Preliminary Closing Statement;
(vi)     The Sales Office Lease;
(vii)     The Anziva Lease and Sublease Authorization Agreement;
(viii)     The License Agreement;
(ix)     The Ritz-Carlton Assignment and Assumption Agreement;
(x)     The HDC Fee Assignment and Assumption Agreement;

(xi)     The Municipal Fee Assignment and Assumption Agreement;
(xii)     The AOTE Lease;
(xiii) The Golf Side Letter; and
(xiv)     Any other affidavit, document or instrument required to be delivered by Seller and Purchaser pursuant to the terms of this Agreement.
(d)At or following the Closing, Seller shall, at the request of Purchaser, execute and deliver to Purchaser such further written instruments as may be reasonably required to complete or evidence the transactions contemplated hereby, and Purchaser shall, at the request of Seller, execute and deliver like instruments to Seller.
(e)The provisions of this Section 8 shall survive the Closing.
9.CLOSING COSTS.
(a)The Deed of Sale shall be executed before a Notary from McConnell Valdés. The notarial tariff corresponding to the Deed of Sale, the cost of the internal revenue and legal aid stamps required to be cancelled on the original of the Deed of Sale and on the first certified copy of the Deed of Sale, transfer taxes and/or documentary stamp taxes pertaining to the conveyance of the Property, any sales tax, transfer fees or termination charges relating to personalty or contracts and leases and the recordation costs of any of the foregoing shall be paid by Seller.
(b)The fees of the Escrow Agent shall be paid by Seller and Purchaser in equal proportions.
(c)All costs and expenses, including transfer taxes and/or documentary stamp taxes, related to the cancellation and/or release of record of the liens and encumbrances on any portion of the Property, other than the Permitted Exceptions, shall be paid by Seller.
(d)Seller will pay all costs as to the Survey.
(e)Except as otherwise expressly provided herein, each party shall bear its own costs and expenses in connection with the transaction contemplated hereby, including attorneys’ fees, due diligence expenses, title studies and Commitment fees.
(f)Purchaser shall pay all costs for the UCC Reports.
(g)The Company shall pay the costs, expenses and fees, including any costs, expenses and fees payable to the SEC, the New York Stock Exchange and any applicable state securities authority in connection with the registration of the BHR Common Stock, the listing of the BHR Common Stock, and any applicable blue sky costs, expenses and fees; provided, however, the Company shall not be responsible for any costs, expenses or fees of any counsel, accountant or other expert or professional engaged by Seller.
(h)The provisions of this Section 9 shall survive the Closing.
10.APPORTIONMENTS.
(a)General Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied and incurred in the Ordinary Course of Business, shall be allocated between Seller and Purchaser. Seller shall be entitled to all revenues and shall be responsible for all expenses for the period of time up to the Cut-Off Time, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from and after the Cut-Off Time. Such adjustments shall be shown on the closing statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the closing statement) and shall increase or decrease (as the case may be) the Purchase Price. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated at Closing:
(i) All Hotel operating revenues and expenses (the “Hotel Operating Prorations”) shall be adjusted as of the Cut-Off Time;
(ii) Prepaid rents, fixed rents and additional rents payable pursuant to the Leases (including operating expense escalation payments, real estate tax escalation payments and percentage rent, if any, payable under the Leases) (collectively, “Rents”) to the extent same have been received for periods on or after the Closing Date shall belong to and be the property of Purchaser and Purchases shall receive a credit against the Purchase Price for all such Rents;
(iii) All real estate and personal property taxes and assessments, if any, levied against the Property. If the amount of any such taxes is not ascertainable on the Closing Date, the proration for such taxes shall be based on the most recently available bill, and/or assessed valuations; provided, however, that after the Closing, Seller and Purchaser shall re-prorate the taxes and pay any deficiency in the original proration to the other party promptly upon receipt of the final bill for the relevant taxable period. In the event that the Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any installments due for any period prior to the Closing Date and Purchaser shall be responsible for any installments due for any period on or after the Closing Date. Notwithstanding anything to the contrary herein, Seller shall be entitled to any and all refunds of real estate and personal property taxes allocable to all periods prior to the Closing Date, net of actual, reasonable out-of-pocket attorneys’ fees and costs incurred by the party obtaining such refund, and regardless of when any such refunds are received, and any refunds of real estate and personal property taxes allocable to the period from and after the Closing Date, net of actual, reasonable out-of-pocket fees and costs incurred by the party obtaining such refund, shall belong to and be the property of Purchaser; provided that, in each case, if and to the extent that such refunds are payable to tenants of the Hotel at the time such refunds are received under the terms of such tenants’ respective Leases, the refundable portion of the amount received, net of actual, reasonable out-of-pocket attorneys’ fees and costs incurred by the party obtaining such refund, shall be paid to such tenants. Notwithstanding anything to the contrary contained herein, the proration and re-proration of real estate taxes shall be calculated based on the assumption that the Hotel Tax Concession will remain in effect after Closing, regardless of whether the Hotel Tax Concession actually remains in effect after Closing. In no event shall Seller be charged with or be responsible for any increase in real estate or personal property taxes resulting from the sale of the Properties contemplated by this Agreement, any change in use of the Properties on or after the Closing Date, or from any improvements made or leases entered into on or after the Closing Date. Seller shall be responsible for any assessments made on the Properties or improvements to the Properties corresponding to any periods prior to the Closing Date. Any real estate taxes or personal property taxes for a period that includes (but does not end on) the Closing Date, shall be apportioned among Seller and Purchaser based on the number of days of the taxable period included in the pre–Closing Date and post-Closing Date tax period. After the Closing Date, Seller and Purchaser shall make available to the other party, and to any Governmental Authority as reasonably requested, all information, records, and documents relating to the real estate and personal property taxes. The re-proration obligation under this Section 10(a)(iii) shall survive the Closing without limitation.

Until such time as the CRIM issues a separate tax identification number for the Encanto Parcel and while real estate taxes payable under the tax identification number of Parcel Four include the Encanto Parcel, Seller and Purchaser shall allocate such taxes in a proportionate manner between the two parcels, and Seller shall pay Purchaser for such amount estimated between them as attributable to the Encanto Parcel, at the rate applicable assuming Purchaser pays such taxes during the period that affords property owners a ten percent (10%) discount. Once the Encanto Parcel has received a separate tax identification number and the CRIM has assessed the same, Seller and Purchaser shall reconcile any amounts paid by Seller to Purchaser for the Encanto Parcel with the amounts assessed by the CRIM.
Notwithstanding anything to the contrary herein, Seller shall control (at its own expense) the contest of the portions of any audits, disputed, administrative, judicial or other proceedings relating to real estate or personal property taxes for the portion of any period through the end of the Closing Date, and Seller may settle such claim without the consent of the Purchaser; provided, however, Seller may not agree to any property valuation or tax rate binding as to the future as to Purchaser, the Hotel Premises or any Property without Purchaser’s prior written consent and Seller may not agree to terminate, waive or relinquish in any respect any tax benefits, credits, discounts or other items that could reduce, or make unavailable, after the Closing any tax benefits or tax reductions as to the Hotel Premises or any Property. Purchaser shall control (at its own expense) the contest of the portions of any audits, disputed, administrative, judicial or other proceedings relating to real estate or personal property taxes for the portion of any period after the Closing Date, and Purchaser may settle such claim without the consent of the Seller.
(iv) Fuel, if any, as estimated by Seller’s supplier, at current cost, together with any sales or excise taxes payable in connection therewith, if any (a letter from Seller’s fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and the current cost therefore);
(v) Prepaid fees for Intangible Personal Property for periods on or after the Closing Date but only to the extent that the Intangible Personal Property is assigned by Seller to Purchaser;
(vi) Any amounts prepaid for periods on or after the Closing Date by the Seller under any of the Contracts assigned to Purchaser;
(vii) All amounts prepaid by Seller under any licenses and Permits (other than utilities which are separately prorated under Section 10(a)(iv), if any, actually transferred to Purchaser. Seller shall receive a credit for all deposits made by Seller under the licenses and Permits which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser;
(viii) All prepayments made by Seller for services by third parties relating to the Property to be provided after the Closing Date;
(ix) Revenues and expenses under the Contracts for the operation of the Property, including revenues and expenses under the Hotel Management Agreement;
(x) Except to the extent an adjustment or proration is made under another subsection of this Section 10(a), (i) Seller shall be responsible for all amounts payable to vendors, contractors or other suppliers of goods or services to the Hotel (the “Trade Payables”) for periods prior to the Cut-Off Time which are due and payable as of or after the Cut-Off Time for which goods or services have been delivered to the Hotel prior to Cut-Off Time, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Cut-Off Time, and Purchaser shall pay all such Trade Payables after the Cut-Off Time when such Trade Payables become due and payable but only up to the amount of such credit; provided, however, Seller and Purchaser shall re-prorate the amount of the credit to Purchaser for any Trade Payables and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Retail Merchandise, inventories and other property ordered, but not delivered to the Hotel prior to the Cut-Off Time, and Purchaser shall pay the amounts which become due and payable for such FF&E, Retail Merchandise, inventories and other property which were ordered but not delivered prior to the Cut-Off time. If applicable, the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, under the express terms of this Agreement, is to be apportioned at Closing to effectuate the intent that, except as otherwise expressly provided herein, all items of operating revenue and operating expense of the Hotel for any period prior to the Cut-Off Time shall be for account of and paid by Seller and all items of operating revenue and operating expense of the Hotel for any period after the Cut-Off Time shall be for the account of and paid by Purchaser.
(b)Rents. If, at the Cut-Off Time, there are any past due Rents owing to Seller by any tenant under the Leases for any period through the Cut-Off Time, Purchaser shall use its commercially reasonable efforts to collect the same after the Closing Date (provided Purchaser shall not be obligated to institute separate claims against such tenant or member, including legal proceedings against any tenant with regard to the same, but Seller shall retain its right to institute legal proceedings against such tenant but not, with respect to a tenant, an action for summary dispossess, eviction or similar proceedings which affect the possession right of any tenant.) Any Rent received from any such tenant after the Closing Date shall be applied in the following order of priority: (A) first, to Rent arrearages with respect to the month in which the Closing Date shall occur (subject to apportionment pursuant to Section 10(a)(ii) above), (B) second, to Rent arrearages with respect to the period following the month in which the Closing Date shall occur and (C) third, to Rent arrearages with respect to the months preceding the month in which the Closing Date shall occur.
(ii)     If, as of the Closing Date, any Rents other than fixed rents (including operating expense escalations, real estate tax escalations and percentage rent) (collectively, “Lease Additional Rent”) have not been billed or have not been determined in accordance with the provisions of the Leases or, if billed, have not been collected by Seller, Purchaser shall (A) bill the same when billable, (B) cooperate with Seller to determine the correct amount of Lease Additional Rent and (C) diligently pursue and use all commercially reasonable efforts to achieve the collection of the same (provided Purchaser shall not be obligated to institute legal proceedings against any tenant with regard to the same, but Seller shall retain its right to institute separate claims against such tenant, including legal proceedings against such tenant but not an action for summary dispossess, eviction or similar proceedings which affect the possession right of any tenant). If the final determination of Lease Additional Rent in accordance with the Leases shows that a net amount is owed by Seller to Purchaser, the net amount shall be paid by Seller to Purchaser within ten (10) Business Days of such final determination under the Leases. If the final determination of Lease Additional Rent in accordance with the Leases shows that a net amount is owed by Purchaser to Seller, the net amount shall be paid by Purchaser to Seller within ten (10) Business Days of such final determination. Any Rents or portion thereof received by Seller or Purchaser following the Closing Date which are the property of the other, shall be paid to the other within five (5) Business Days following receipt thereof.
(c)Specific Allocations. Notwithstanding anything contained in the foregoing provisions:
(i) Utilities. Charges for all electricity, water, sewer, steam, gas, telephone, internet, cable, satellite and other utility services (collectively, “Utilities”) shall be billed to Seller’s account up to the Cut-Off Time and, from and after the Cut-Off Time, all Utilities shall be billed to Purchaser’s account, which Purchaser shall open prior to the Closing Date. If for any reason such changeover in billing is not practicable as of the Closing Date as to any Utility, such Utility shall be apportioned on the basis of an actual current reading made as of the day prior to the Closing Date or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) Business Days following notice of the determination of such actual reading, readjust such apportionment and Seller shall promptly deliver to Purchaser, or Purchaser shall promptly deliver to Seller, as the case may be, the amount determined to be due upon such adjustment. Seller and Purchaser shall cooperate to cause such switchover in Utility services on the Closing Date.
(ii) Advance Bookings. All amounts paid to Seller or Manager and all deposits for Advance Bookings shall be credited to Purchaser and any Advance Bookings that are or were cancelled prior to the Closing Date are for Purchaser’s account and credit.
(iii) Operational Taxes. Seller shall be responsible for all entertainment and/or use taxes, sales taxes, volume or business taxes (patente) and any and all other taxes relating to the operations at the Premises (but excluding real property taxes which are covered in Section 10(a)(iii) above) assessed by any city, municipality or other governmental entity for all periods prior to the Closing Date including the HDC Fee and the Municipality Fee. Seller shall be responsible for any municipal license taxes relating to or resulting from the sale of the Property. Seller shall be responsible for filing for and pursuing reimbursements for prepaid operational taxes, if any, with the applicable tax authorities to the extent such prepaid taxes are not transferable. To the extent that a transfer of any prepayment for operational taxes is allowed or required, the operational taxes for any period that includes (but does not end on) the Closing Date, shall be apportioned between Seller and Purchaser based on the number of days of the taxable period included in the pre-Closing tax period and post-Closing tax period. Seller shall make available to Purchaser and to any Governmental Authority as reasonably requested, all information, records, and documents relating to the transferred prepaid operational taxes, including municipal license tax, if applicable.
(iv) Security Deposits. At the Closing, Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the security deposits paid to Seller under the Leases, if any.
(v) Restaurant, Bar and Vending Machines. Seller shall receive the income from the restaurant and bar facilities until the Cut-Off Time. All vending machine income, and telephone, washroom and checkroom income, shall be counted as of the Cut-Off Time, and Seller shall receive such income until the Cut-Off Time. Seller shall be solely responsible for the settlement of all commissions, costs and expenses relating to vending machines in the Premises as of the Cut-Off Time. All revenues from restaurants, lounges, and other service operations conducted at the Premises shall be allocated based on whether the same accrued before or after the Cut-Off Time and Seller shall separately record sales occurring at the Premises before and after the Cut-Off Time.
(vi) Deposits. Purchaser shall receive a credit at Closing in an amount equal to one hundred percent (100%) of all deposits that shall have been paid in advance and received by or credited to Seller prior to the Cut-Off Time relating to use or occupancy of the Premises or services to be provided for the period on or after the Closing Date (including all Advance Bookings), net of credit card or other fees. Any such amounts, including down payments and advance deposits, received by Seller after the Cut-Off Time shall be promptly paid by Seller to Purchaser. Purchaser shall honor (and shall cause Purchaser’s manager to honor) all third party reservations made in the Ordinary Course of Business for the Premises, including reservations for conference, banquet or meeting space or for the use of any recreational facilities on the

Premises made by Seller or Manager in the Ordinary Course of Business prior to the Closing Date for periods on or after the Closing Date.
(vii) Receivables. All accounts receivable due and payable to Seller in respect of the Property up to and including the CutOff Time (“Receivables”) shall be credited to Seller by Purchaser and shall be assigned by Seller to Purchaser pursuant to the Bill of Sale and become the property of Purchaser subsequent to the Closing Date. Notwithstanding the foregoing, Seller shall not receive a credit for Receivables that are more than sixty (60) days past due as of the Cut-Off Time (“Aged Receivables”), which Aged Receivables shall remain the property of Seller and Seller shall have the right to take such action as may be necessary to collect the same, provided, however, that Seller shall not take any action in respect of its collections efforts to terminate any ongoing Contract or dispossess any party under a Lease, without Purchaser’s prior approval, which approval may be granted or withheld in Purchaser’s sole and absolute discretion. To the extent Purchaser receives payment on any Aged Receivable, Purchaser shall promptly pay the same over to Seller less any reasonable costs of collection relating thereto.
(viii) Guest Revenues. Revenues, net of credit card and other fees, from guest rooms occupied on the evening immediately preceding the Closing Date, including any excise taxes, room taxes and other taxes charged to guests in such rooms, all cancellation charges, parking charges, sales from mini-bars, in-room food and beverage, telephone and data communications, in-room movie, laundry, and other service charges allocable to such rooms with respect to the evening immediately preceding the date of Closing shall be divided equally between Seller and Purchaser.
(ix) Banquet and Meeting Room Revenues. Revenues, net of credit card and other fees, from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms on the Premises in the Ordinary Course of Business, including usage charges and related taxes, cancellation charges, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (a) one-day functions commencing prior to the Cut-Off Time being allocable to Seller, (b) functions commencing after the Cut-Off Time being allocable to Purchaser, and (c) multi-day functions being allocated between Seller and Purchaser according to when the event commences and is scheduled to end, provided that multi-day functions that are charged on a per diem basis shall be apportioned as one-day functions in accordance with (a) and (b) of this paragraph.
(x) Seller shall receive a credit for advertising for the Premises in the Ordinary Course of Business that is prepaid (i.e., advertising that is to run post-Closing) and actually runs post-Closing.
(xi) Gift Certificates. Purchaser shall honor (and shall cause Purchaser’s managers to honor) all valid outstanding gift certificates, coupons, vouchers or other writings issued by Seller and/or Manager that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount or for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at the Premises, which are listed on Schedule L attached hereto (collectively, “Vouchers“). Purchaser shall receive a credit at the Closing in an amount equal to seventy five percent (75%) of the value of the Vouchers as of the date of this Agreement, and one hundred percent (100%) of the value of any new Vouchers issued between the date of this Agreement and the Closing Date.
(xii) Contract Deposits. If any security deposit has been made in respect of Contracts which are being assumed by Purchaser or a deposit in connection with Utilities which deposit is transferred to a new account established by Purchaser, Seller shall receive a credit therefor at Closing.

(xiii) Reservations. Purchaser shall honor (and shall cause the Purchaser’s managers to honor) all reservations at the Premises, or for conference, banquet, or meeting space or any other recreational facilities made by Seller in the Ordinary Course of Business on or prior to the Closing Date, for periods on or after the Closing Date (and Purchaser shall receive a credit for all amounts paid to Seller in connection with such reservations).
(xiv) Cash Reserves. Seller shall receive a credit at Closing for all cash reserves delivered to Purchaser (and not returned or to be returned to Seller), including working capital, FF&E reserves and other amounts held by Seller or Manager and deposits held by utilities or Governmental Authorities, but excluding any reserves held by KHRE under the Existing Debt which will be retained by KHRE for the benefit of Purchaser for no credit to Seller; provided, however that any net operating income from the operation of the Hotel payable by Manager to Seller for periods up to the Closing Date, shall be paid by Manager to Seller after the Closing Date pursuant to the terms of the Hotel Management Agreement.
(d)Closing Statement. At least three (3) Business Days prior to the Closing Date, Seller shall prepare the initial draft of a preliminary closing statement in form and substance reasonably satisfactory to Seller and Purchaser (the “Preliminary Closing Statement”) setting forth the preliminary determination of the adjustments and prorations provided for in this Section 10 and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The prorations and determinations agreed to by Seller and Purchaser in the final version of the Preliminary Closing Statement (which shall be executed by Seller and Purchaser) shall be preliminary and subject to confirmation as part of the preparation of the Final Closing Statement (as defined below).
(ii) Within sixty (60) days following the Closing Date, Purchaser will prepare the initial draft of a final closing statement in form and substance reasonably satisfactory to Seller and Purchaser (the “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for in this Section 10 and setting forth any items which are not capable of being determined at such time (and the manner in which each such item shall be determined and paid). The prorations and determinations agreed to by Seller and Purchaser in the Final Closing Statement (which will be executed by Seller and Purchaser) shall be conclusive and binding on the parties hereto except for (A) any items which are not capable of being determined at the time the Final Closing Statement is agreed to by Seller and Purchaser, (B) which are not known is of the time of the Final Closing Statement (C) other than amounts expressly payable hereunder pursuant to provisions of this Agreement which survive the Closing, or (D) manifest error. The items under Section 10(d)(ii)(A) and Section 10(d)(ii)(B) shall be resolved post-Closing by Seller and Purchaser applying the rules set forth in the first sentence of Section 10(a) once the necessary information is available. If Seller and Purchaser cannot reach agreement on the Final Closing Statement, then it shall be submitted to arbitration under Section 28.
(iii) Prior to and following the Closing Date, each party shall provide the other with such information regarding pre-closing periods as the other shall reasonably request (including access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the adjustments and prorations provided for herein.
(e)The provisions of this Section 10 shall survive the Closing.
11.COVENANTS.
(a)To induce Purchaser Parties to enter into this Agreement and to purchase the Property and to pay the Purchase Price therefor, Seller covenants and agrees to the following:

(i) Seller shall not release or modify any Warranties and Guaranties, if any, except with the prior written consent of Purchaser.
(ii) Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Seller’s insurance policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
(iii) Promptly following the execution of this Agreement up to and including the Closing, Seller shall provide, and shall cause the Manager and Seller’s Representatives to provide, to Purchaser’s Representatives access to financial and other information relating to the Property in the possession of or otherwise available to Seller, Seller’s Representatives, and/or the Manager as would be necessary to enable Purchaser and Purchaser’s Representatives, including Purchaser’s independent accounting firm, to prepare audited financial statements for the Hotel for the three (3) calendar years prior to the Closing and during the year in which the Closing occurs in conformity with generally accepted accounting principles and to enable them to prepare such statements, reports or disclosures as Purchaser may deem necessary or advisable. Seller shall also provide and/or shall cause the Manager to provide to Purchaser’s independent accounting firm a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall authorize and shall cause the Manager to authorize any attorneys who have represented Seller or the Manager in material litigation pertaining to or affecting the Property to respond, at Purchaser’s request and at Purchaser’s expense, to inquiries from Purchaser and Purchaser’s Representatives, including Purchaser’s independent accounting firm. If and to the extent Seller’s financial statements pertaining to the Property for any periods during the three (3) calendar years prior to the Closing and during the year in which the Closing occurs have been audited, promptly after the execution of this Agreement Seller shall provide Purchaser with copies of such audited financial statements and shall cooperate with Purchaser and Purchaser’s Representatives, including Purchaser’s independent public accountants, to enable them to contact the auditors who prepared such audited financial statements and to obtain, at Purchaser’s expense, a reissuance of such audited financial statements.
(iv)     Seller covenants and agrees with Purchaser that, between the date of this Agreement and the Closing Date:
(A)Subject to the restrictions contained herein, Seller shall operate and shall cause the Manager to operate the Property in the Ordinary Course of Business and in the same manner in which Seller operated the Property prior to the execution of this Agreement, so as to keep the Property in good condition, reasonable wear and tear excepted, so as to maintain consistent inventory levels, so as to maintain the existing caliber of the operations of the Hotel at the Property and so as to maintain the reasonable good will of all tenants of the Property and all Employees, guests and other customers of the Hotel.
(B)Seller shall cause to be paid prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property or the operation of the Hotel.
(C)Seller shall not fail to maintain the Improvements and the Tangible Personal Property (including, the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) in the same condition as they are as of the date hereof, reasonable wear and tear excepted.

(D)Seller shall not remove or cause or permit to be removed any part or portion of the Property, including any Tangible Personal Property, without the express written consent of Purchaser unless the same is replaced, prior to the Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.
(E)Seller shall promptly deliver to Purchaser upon Purchaser’s request, such reports showing the revenue and expenses of the Hotel and all departments thereof, together with such periodic information with respect to room reservations and other bookings, as the Manager customarily keeps or as Seller receives internally for its own use.
(F)Seller shall promptly advise Purchaser of any litigation, arbitration or administrative hearing concerning or affecting the Hotel, the Premises or the Property of which Seller obtains Knowledge.
(v)     Payment of all costs and expenses associated with accrued but unpaid salary, earned but unpaid vacation pay, pension and welfare benefits, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) benefits, employee fringe benefits, employee termination payments, including but not limited to statutory severance pursuant to Puerto Rico Law 80-1976, or any other employee benefits due to Employees up to the Closing Date shall be the sole responsibility and obligation of Seller and Seller shall cause Hotel Manager to pay promptly from Seller’s account. To the extent applicable, Seller shall cause Hotel Manager to provide COBRA continuation coverage under Part 6 of ERISA and under section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) to all M&A Qualified Beneficiaries as defined under Treasury Regulation 54.4980B-9 with respect to the transaction contemplated herein.
(vi) Seller shall provide Purchaser with reasonably satisfactory evidence of the written waiver of any and all rights of first refusal or options related to the Premises or any portion thereof that may have been granted to any Person.
(vii) Seller shall, and shall cause the Manager to, promptly take any and all action necessary to cause Manager to maintain the existing liquor license for the Hotel and the Premises to be in full force and effect for Purchaser’s benefit following the Closing.
(viii) [intentionally omitted]
(ix) [intentionally omitted]
(x) Seller shall not, at any time prior to the Closing Date, enter into nor permit any contracts or commitments to third parties to be entered into regarding the Property or any part thereof, except for (A) agreements with public or private entities for the provisions of utility services (i.e., water and sewer) upon terms and conditions approved by Purchaser, such approval not to be unreasonably withheld or delayed (collectively, the “Permitted Agreements”), (B) contracts or commitments in the Ordinary Course of Business which can be terminated without penalty at Purchaser’s election upon notice of thirty (30) days or less, or (C) as otherwise herein expressly provided.
(xi) Seller shall, through the Closing Date, notify Purchaser within five (5) days of receipt by Seller or by any of its agents, of any notice of any violations or monetary violations or of other notices from any Governmental Authority or third parties regarding Contracts, Applications, Permits, title, condemnation, zoning or entitlement issues or of any other event or occurrence material to the Property.

(xii) Seller shall not, at any time prior to the Closing Date, mortgage, pledge, encumber or constitute any liens, mortgages, easements, encumbrances or security interests or rights in favor of third parties of any kind whatsoever on all or any portion of the Property, except for (A) unrecorded rights granted to third parties in the Ordinary Course of Business, or (B) as otherwise permitted herein.
(xiii) Seller shall not, at any time prior to the Closing Date, negotiate with or grant to third parties any options or rights to lease, use, occupy or acquire all or any portion of the Property.
(xiv) Seller shall cooperate with Purchaser in its efforts before the relevant Governmental Authorities to secure any necessary Permits including transferring all transferable or assignable Permits, filing any necessary notice of notification required before Closing (with copy to Purchaser), filling and submitting any necessary form or application, or providing any necessary reports, documents or information.
(xv) Through the Closing Date, Seller shall comply and cause Seller’s Representatives to comply, in all material respects with the terms of all Contracts (including the Hotel Management Agreement, and the Permitted Agreements), Leases, Permits, Applications or related licenses, approvals, documents and instruments, governmental requirements and insurance requirements regarding the Property. Notwithstanding the foregoing, Seller shall have the right but not the obligation, at its expense, to in good faith contest by appropriate proceedings the interpretation, or validity or application, in whole or in part, or any alleged non-compliance by Seller with any of the foregoing and until final resolution of such contest, whether such resolution occurs prior or after Closing, Seller shall not be obligated to comply with such terms and shall not be considered to be in default of its obligations hereunder. Before commencing any such challenge, Seller shall deliver a guarantee issued by a guarantor (meeting financial standards as to liquidity and net worth acceptable to Purchaser) or a surety bond issued by a surety, in either case in an amount equal to 125% of the dollar amount in controversy or at stake.
(xvi) Seller shall operate, repair and maintain the Property in accordance with Seller’s current practice therefor and as required to comply with any requirements of Applicable Law, Contracts, Leases and other agreements and understandings to which Seller is a party, and shall maintain existing insurance coverage therefor through the Closing Date. Seller shall not remove existing Tangible Personal Property from the Property unless the property being removed is obsolete or is substituted with a similar item.
(xvii) Seller shall not take any action not permitted by this Agreement or which would cause any of Seller’s representations and warranties hereunder to be untrue or incorrect.
(xviii) Seller shall obtain an Estoppel Certificate from Manager regarding matters under the Hotel Management Agreement, in form and substance acceptable to Purchaser and reflecting, among other things, no defaults by any party to such Hotel Management Agreement (the “Manager Estoppel Certificate”).
(xix) Subject to the restrictions contained herein, Seller shall enforce the Hotel Management Agreement and cause Manager to maintain and operate the Hotel in the Ordinary Course of Business.
(xx) Seller shall obtain any consents required to be obtained from any governmental or quasi-governmental authorities or other third parties with respect to the consummation of the transactions contemplated by this Agreement (the “Consents”).
(xxi) Seller shall comply with all of its obligations under the Tax Concession.

(xxii) Seller shall not amend, modify, terminate or waive any obligations of a third party under, any Applications, Permits, Contract (including the Hotel Management Agreement) or Leases without prior notice to and approval of Purchaser (other than amendments or modifications specifically required to be obtained by Seller prior to the Closing pursuant to this Agreement).
(xxiii) Seller shall not, without the prior approval of Purchaser, execute any new agreement that would constitute a Contract or Lease if executed prior to the date hereof. Upon execution of any Contract or Lease, Seller will promptly provide to Purchaser a fully executed copy of such Contract or Lease.
(xxiv) With respect to any Ritz-Carlton Reserve branded residences be constructed in the future within the Resort, including those to be located in the Cerromar Parcels, Seller will use commercially reasonable efforts to include in any regime declarations or other restrictive covenants binding upon the owners thereof, requirements substantially the same as those currently applicable to short term rentals other than through the Hotel rental program. In addition, with respect to any owned residences north of State Road 693 (but excluding any residences in the Cerromar Parcels that are not Ritz-Carlton Reserve branded residences) now or hereafter within the Resort, Seller will, and will cause its Affiliates to, respond in good faith to any issues raised post-Closing by Purchaser, the Manager, and/or Purchaser’s Affiliates as to short-term rentals outside the Hotel rental program and Seller will, and will cause its Affiliates to, enforce such declarations, restrictive covenants and requirements through, among other measures, restricting access at the guard gate. With respect to any owned residences north of State Road 693 (but excluding any residences in the Cerromar Parcels that are not Ritz-Carlton Reserve branded residences) now or hereafter located within the Resort Seller will, and will cause its Affiliates to, work in good faith with Purchaser, the Manager and Purchaser’s Affiliates to limit any short-term rentals other than through the Hotel rental program.
(b)To induce Seller to enter into this Agreement and to sell the Property for the Purchase Price, the Company covenants and agrees to:
(i) Take such actions as shall be required (i) to cause a registration statement to be filed with the SEC that includes the BHR Common Stock (the “Registration Statement”) within two (2) Business Days following the Closing Date, and (ii) to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably possible following the filing thereof, and to maintain the effectiveness of the Registration Statement until the earlier of (A) the date that Seller has sold all BHR Common Stock or (B) the date that Seller is entitled to sell all remaining unsold shares of BHR Common Stock under Rule 144.
(ii) Once the Registration Statement is declared effective by the SEC or the BHR Common Stock may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Company shall remove the “restricted securities” legend from the BHR Common Stock.
12.REPRESENTATIONS.
(a)To induce Seller to enter into this Agreement and to sell the Property to Purchaser, Purchaser hereby makes the following representations and warranties, upon each of which Purchaser acknowledges and agrees that Seller is entitled to rely and has relied:
(i) Purchaser is a limited liability company validly existing and in good standing under the laws of Delaware and has the requisite power and authority to enter into and to perform the terms of this Agreement and the Purchaser Closing Documents binding on Purchaser. The execution and delivery of this Agreement and Purchaser Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of Purchaser, this Agreement has been duly executed and delivered by Purchaser and this Agreement constitutes and, upon execution and delivery of the same by Purchaser, the Purchaser Closing Documents will, on the Closing Date, constitute the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by the Legal Enforceability Exceptions. Purchaser has full power, in accordance with law, to enter into this Agreement and to consummate the transactions provided for herein. The Person executing this Agreement on behalf of Purchaser has full authority and authorization to do so.
(ii) Neither the entering into of this Agreement by Purchaser, the execution by Purchaser of the Purchaser Closing Documents nor the consummation of the transactions contemplated hereby and thereby will, with the giving of notice, the passage of time or both the giving of notice and the passage of time, conflict with or constitute a violation or breach by Purchaser under (w) Purchaser’s Organizational Documents, (x) any agreement or other instrument to which Purchaser is a party or to which it is subject or by which any of its assets or properties may be affected, (y) any judgment, order, writ, injunction or decree issued against or imposed upon Purchaser, or (z) any Applicable Law, in each case, where such violation or breach will have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.
(iii) No Act of Bankruptcy has occurred with respect to Purchaser.
(iv) Neither Purchaser, nor any of its Affiliates: (A) is generally known in the community as being of bad moral character, nor has been convicted of a Serious Crime, nor is in control of nor is controlled by persons who have been convicted of a Serious Crime; (B) has an ownership interest (excluding that of a franchisee or a passive investor with a non-controlling interest) in a branded hotel company (i.e., a company that owns, operates or franchises a branded hotel chain, such as Hilton, or a group of hotels that are not affiliated with a brand but that are marketed and operated as a collective group) that operates or licenses full service hotels in competition with Manager or Ritz-Carlton; or (C) is a Specially Designated National or Blocked Person.
(b)To induce Seller to enter into this Agreement and to sell the Property to Purchaser, the Company hereby makes the following representations and warranties, upon each of which the Company acknowledges and agrees that Seller is entitled to rely and has relied:
(i) The Company is a corporation duly incorporated, validly existing, and in good standing under Maryland law.
(ii) The Company has the requisite corporate or other power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement, the filing of the Registration Statement and the issuance have been duly authorized by the Board of Directors of the Company (the “Board of Directors”). This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes, the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Legal Enforceability Exceptions. Except as set forth in this Agreement and (other than the filing of the Registration Statement, the SEC declaring the Registration Statement effective and any notice filings with the NYSE) no other approvals or consents of any Person are necessary under Applicable Laws and the Company’s organizational documents, to authorize the execution and delivery of this Agreement or the issuance of the BHR Common Stock. The Person executing this Agreement on behalf of the Company has full authority and authorization to do so.

(iii) The execution and delivery of this Agreement by the Company and the issuance of the BHR Common Stock by the Company will not (i) result in a breach or default under the Company’s organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material agreement or instrument to which the Company is a party, or result in a violation of any law except in the case of conflicts or defaults which would not reasonably be expected to result in a material adverse effect on the Company.
(iv) Except as disclosed in the SEC Documents, the Company has not, in the twelve (12) months preceding the date hereof, received any written notice from or on behalf of the NYSE to the effect that the Company is not in compliance with the listing or maintenance requirements of the NYSE.
(v) Upon issuance in accordance with this Agreement, the BHR Common Stock will be duly authorized, validly issued, fully paid and non-assessable.
(vi) The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act since December 31, 2019 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, but not including such materials, exhibits and documents furnished but not filed, being collectively referred to herein as the “SEC Reports”). The SEC Reports (i) as of the time they were filed (or if subsequently amended, when amended, and as of the date hereof), complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if subsequently amended or superseded by an amendment or other filing, then, on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading.
(vii) The financial statements of the Company and all consolidated subsidiaries included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) and in accordance with Regulation S-X promulgated by the SEC, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Except as publicly available through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system in connection with a confidential treatment request submitted to the SEC, or in connection with a Rule 3-05 of Regulation S-X waiver request, the Company has received no written notices or correspondence from the SEC for the one year preceding the date hereof. There are no “open” SEC comments. To the Company’s knowledge, the SEC has not commenced any enforcement proceedings against the Company.
(viii) The Company has established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act). Except as disclosed in the SEC Reports, such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established. The Company has established and maintain internal control over financial reporting (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act). Except as disclosed in the SEC Reports, such internal control over financial reporting is designed to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in Extensible Business Reporting Language in the SEC Reports fairly presents the information called for in all material respects and are prepared in accordance with the SEC’s rules and guidelines applicable thereto. The Company’s auditors and the audit committee of the Board of Directors of the Company have been advised of: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls. Since the date of the most recent evaluation of such disclosure controls and procedures, except as disclosed in the SEC Reports, there have been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies.
(c)To induce the Purchaser Parties to enter into this Agreement and to cause Purchaser to purchase the Property, Seller hereby makes the following representations and warranties, upon each of which Seller acknowledges and agrees that the Purchaser Parties are entitled to rely and have relied:
(i) Seller is a limited liability company, validly existing and in good standing under the laws of the Commonwealth and has the requisite power and authority and all Permits to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and the Seller Closing Documents. The execution and delivery of this Agreement and the Seller Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of Seller and this Agreement constitutes and, upon execution and delivery of the same by Seller, the Seller Closing Documents will, on the Closing Date, constitute the valid and binding obligations of Seller enforceable in accordance with their respective terms except as such enforceability may be limited by the Legal Enforceability Exceptions. The Person executing this Agreement on behalf of Seller has full authority and authorization to do so.
(ii) Neither the entering into of this Agreement by Seller, the execution by Seller of the Seller Closing Documents nor the consummation of the transactions contemplated hereby or thereby will, with the giving of notice, the passage of time or both the giving of notice and the passage of time, (A) conflict with or constitute a violation or breach by Seller under (w) Seller’s Organizational Documents, (x) any agreement or other instrument to which Seller is a party or in respect of which the Property or any portion thereof is affected or bound or to which Seller is subject or by which any of the Assets (including the Premises or any portion thereof) may be affected, (y) any judgment, order, writ, injunction or decree issued against or imposed upon Seller or in respect of any of the Assets (including the Premises or any portion thereof), or (z) any Applicable Law, or (B) result in the creation of any lien or encumbrance against any Asset (including the Premises or any portion thereof).
(iii) Seller has not received written or oral notice of any pending or, to Seller’s Knowledge, threatened (A) Condemnation Proceedings (as defined in Section 34) or (B) any change or proposed change in the route, grade or width of, or otherwise affecting any street, creek or road adjacent to or serving any portion of the Premises.
(iv) Seller is the sole owner of fee simple (pleno dominio) title to the Premises. Except for the right of Manager to purchase the Premises under the Hotel Management Agreement that has been fully and completely waived in writing by the Manager, there are no rights-of-first refusal, right of first offer, similar agreements or other agreements (written or oral) pursuant to which Seller or any Seller Representative has agreed to sell or cause Seller to sell, granted an option to purchase or granted a right of first refusal or right of first offer in connection with the Property or any portion thereof which could in any way interfere with Purchaser’s ability to purchase the Property from Seller hereunder.
(v) There is no Action by any Person pending against Seller, the Property or any portion of the Property, nor has any Person communicated, to Seller’s Knowledge, the threat of any such Action, other than as set forth in Schedule M.
(vi) Seller has not received written or, to Seller’s Knowledge, any oral notice of (A) any pending or threatened rezoning or (B) any challenge to any existing zoning or site approval, of the Premises or any portion thereof.
(vii) Seller has not received written or, to Seller’s Knowledge, oral notice of any Environmental Condition at the Premises or any portion thereof other than as set forth in Schedule N.
(viii) Seller has not received any written or, to Seller’s Knowledge, oral notice from CRIM proposing an increase in real estate taxes with respect to the Premises (either by virtue of an increase in rates or in assessed valuation). Neither Seller nor any Seller Representative has received any written notice, or to Seller’s Knowledge, any oral notice, of any special taxes or assessments relating to the Premises or any portion thereof or any planned public improvements that could result in a special tax or assessment against the Property or any portion thereof.
(ix) All real property Taxes related to the Premises have been paid in full as of the Signing Date.
(x) To Seller’s Knowledge, no claims have been asserted and no proposals or deficiencies for any taxes related to the Premises are being asserted or threatened in writing and to Seller’s Knowledge, there are no liens for Taxes with respect to the Premises other tan liens for taxes that are not yet due and payable and no such liens are pending or have been threatened in writing.
(xi) Schedule C contains a true and correct description of all existing Contracts relating to the Premises, the Property and/or the ownership or use of the Hotel to which Seller is a party as of the date of this Agreement. All such Contracts are valid and enforceable against Seller and to Seller’s Knowledge against each counterparty to each such Contract. To Seller’s Knowledge, all such Contracts will be valid and enforceable in accordance with their respective terms for the periods stated therein and will be valid and enforceable and in full force and effect on the Closing Date. Seller has not received written, or to Seller’s Knowledge oral, notice from any counter-party to any such Contract asserting a claimed default, event of default, or event which with the giving of notice, the passage of time or both the giving of notice and the lapse of time would constitute a breach, default or event of default under any such Contract. Seller has not received written, or to Seller’s Knowledge oral, notice from any counterparty to any Contract of such counter-party’s intention, now or in the future, to cancel or not renew any such Contract. Seller has delivered to Purchaser true and correct copies of each of the Contracts listed on Schedule C.

(xii) Schedule O is a complete list of all Permits required under Applicable Laws as to Seller’s ownership or use of the Property and/or the operation of the Hotel (the “Scheduled Permits”). Seller, or Manager on behalf of Seller, possesses all required Permits, each of which is valid and in full force and effect, and Seller has received no written, or, to Seller’s Knowledge, oral, notice that any provision, condition or limitation of any of the Scheduled Permits has been breached or violated and each such Scheduled Permit remains outstanding and in full force and effect. To Seller’s Knowledge, Seller has not misrepresented or failed to disclose any relevant fact in obtaining any of the Scheduled Permits, and Seller has no knowledge of any change in the circumstances under which those Scheduled Permits were obtained that could result in their termination, suspension, modification or limitation.
(xiii) Seller has not received written notice or, to Seller’s Knowledge, any oral threat of any revocation, termination or forfeiture of any Permit.
(xiv) Seller is in material compliance with Applicable Laws. Seller has not received written, or to Seller’s knowledge any oral, notice within the past three (3) years, asserting any claimed violation of any Applicable Law as to Seller’s ownership or use of the Property and/or the operation of the Hotel including those of environmental agencies or insurance boards of underwriters with respect to the ownership, operation, use, maintenance or condition of the Premises or any portion thereof, or requiring any repairs or alterations to the Premises other than those that have been made prior to the date hereof. Seller has not received written or, to Seller’s Knowledge, oral notice within the past three (3) years, of any existing or threatened violation of any restrictive covenants or deed restrictions affecting the Premises.
(xv) All Tangible Personal Property and Intangible Personal Property owned by Seller, including any FF&E (collectively, “Owned Personal Property”) is owned free and clear of all liens, security interests, assignments, pledges, options and rights of third parties other than the Existing Lien and Seller has good and merchantable title thereto and the right to convey same to Purchaser in accordance with the terms of this Agreement.
(xvi) Except for the Leases listed on Schedule F and the other rights listed on Schedule K, Seller has no Knowledge of any occupancy rights (written or oral), licenses, leases, subleases or other tenancies presently affecting the Premises or any potion thereof.
(xvii) Schedule F contains a complete list of all Leases affecting the Property or any portion thereof, including all amendments, modifications and supplements thereto. Seller has delivered to Purchaser a true, correct and complete copy of each Lease. Schedule F including a complete list of all security deposits delivered to Seller pursuant to the terms of the Leases, and unless otherwise provided on Schedule F, the security deposits remain on deposit with Seller and have not been applied towards any payment due under the applicable Lease. To Seller’s Knowledge, each of the Leases is in full force and effect and neither Seller nor any counterparty to any Lease is in default in any respect of any of the terms and provisions of such Lease.
(xviii) Seller has delivered to Purchaser a true, correct and complete copy of the Hotel Management Agreement, including all amendments, modifications and supplements thereto. To Seller’s Knowledge, the Hotel Management Agreement is in full force and effect. Seller, and to Seller’s Knowledge, Manager, have performed all of their obligations under the Hotel Management Agreement in all material respects and are not in material default thereunder (and Seller has not received any written, or to Seller’s Knowledge any oral, notice of an event which, with the passage of time, giving of notice or both, would constitute a material default under the Hotel Management Agreement). Seller has received no written, or to Seller’s Knowledge oral, notice from Manager of any intention, now or in the future, to cancel or not renew the Hotel Management Agreement.

(xix) To Seller’s Knowledge, there has been no event or occurrence that, with the giving of notice, the passage of time or both the giving of notice and the passage of time, could constitute grounds for the revocation of the Existing Tax Concession and the Existing Tax Concession provides a ninety percent (90%) property tax abatement.
(xx) Attached hereto as Schedule P is a list of all property tax identification numbers corresponding to the property tax bills received by Seller which correspond to the Premises.
(xxi) Seller represents to Purchaser that the Knowledge Parties are Persons associated with Seller and are the Persons most familiar with the subject of the representations and warranties of Seller hereunder.
(xxii) Seller does not have any Employees. All the persons and employees that provide services at the Hotel are Employees of the Manager, or the Manager may have used persons or employees employed by temporary staffing services or through services contracts. To Seller’s Knowledge, the Premises have been operated in compliance with all Applicable Laws, including labor and employment laws.
(xxiii) Neither Seller nor, to Seller’s Knowledge, the Manager is a party to any union or other collective bargaining agreement with Employees employed in connection with the operation or maintenance of the Hotel. Neither Seller nor the Manager is in negotiations with any union to enter into any collective bargaining or similar agreement. To Seller’s Knowledge, no strike, slowdown or work stoppage is occurring or has occurred, nor is threatened or has been threatened within the last year with respect to the Employees. To Seller’s Knowledge, there is no representation, claim or petition pending before the U.S. National Labor Relations Board or any similar foreign, state or local labor agency of which Seller has been provided prior written notice, and to Seller’s Knowledge, no question concerning representation has been raised or threatened respecting the Employees. Except for those cases listed in Schedule Q. with respect to each current and former Employee, to Seller’s Knowledge, the Manager has not received written notice (which remains uncured) that Manager: (i) has not withheld, deposited and reported all material amounts required by Applicable Laws or by agreement to be withheld, deposited and reported with respect to wages, salaries and other payments; (ii) has any outstanding material liability, or any potential material liability, for any arrears of wages, severance pay, including statutory severance pursuant to Puerto Rico Law 80-1976, or any penalty relating thereto for failure to comply with any of the foregoing; (iii) has any outstanding liability, or any potential liability, for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other obligations for Employees; (iv) has received a proposed assessment of the employer shared responsibility tax under Code section 4980H; and (v) has any outstanding material liability or any potential material liability with respect to any misclassification of any person as (x) an independent contractor rather than as an Employee, or with respect to any Employee leased from another employer, or (y) an Employee exempt from state or federal overtime regulations. Except for those cases listed in Schedule Q, since January 1, 2018 through the date hereof, to Seller’s Knowledge, the Manager has not received any written complaint, or notice of any complaint or proceeding, and there is no Action pending or, to Seller’s Knowledge, threatened in writing, against or involving the Manager on the one hand and any Employees on the other hand, including claims that Manager violated any applicable employment standards, labor legislation or employment laws, before any federal, Commonwealth, municipal or other Governmental Authority. To Seller’s Knowledge, the Manager has not received written notice of the intent of any federal, Commonwealth, municipal or other Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of Seller or the Manager, and, to Seller’s Knowledge, no such investigation is in progress. There are no outstanding orders or charges against the Seller, the Manager or the Hotel under any occupational health or safety legislation and, to Seller’s

Knowledge, none have been threatened. Except for those cases listed in Schedule Q, there are no pending worker compensation claims affecting the Premises. Neither the Seller nor the Manager is in violation of or has received written notice of any violation with respect to any federal or state law, regulation or rule relating to discrimination in the hiring, termination, promotion, employment or pay of employees, nor any applicable federal or state wages and hours law, nor any state law, regulation or rule, the violation of any of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect. There are no existing or, to the knowledge of the Company or the Partnership, threatened labor disputes with the employees of the Company or any of the Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a material adverse effect.
(xxiv) To Seller’s Knowledge, all of Seller’s financial information, including all books and records and financial statements (“Financial Information”) is correct and complete in all material respects and presents accurately the results of the operations of the Hotel for the periods indicated. Since the date of the last financial statement included in Seller’s Financial Information, there has been no material adverse change in the financial condition or in the operations of the Hotel. Neither Purchaser nor Purchaser’s Representatives shall have any liability under any pension, profit sharing or welfare benefit plan that the Manager may have established or contributed to with respect to the Employees accruing prior to the Closing Date. To Seller’s Knowledge, the Submission Matters delivered to Purchaser are true, accurate and complete.
(xxv) No Act of Bankruptcy has occurred with respect to Seller.
(xxvi) To Seller’s Knowledge, except as provided in the Phase I Environmental Site Assessment Dorado Beach, a Ritz Carlton Reserve prepared by Progea for Knighthead Funding, LLC. dated February 1, 2021, (A) the Seller has not engaged in or permitted any operations or activities upon, or any use or occupancy of the Hotel, the Premises or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Hotel or the Premises in violation of any Environmental Laws; (B) no Hazardous Materials have migrated from or to the Premises upon, about, or beneath other properties in violation of any Environmental Laws; and (C) neither the Premises nor the existing or prior uses of the Premises, including the operation of the Hotel, fail or failed to materially comply with Environmental Laws. Seller has no knowledge of any permits, licenses or other authorizations which are required under any Environmental Laws with regard to the current uses of the Premises which have not been obtained and complied with. To Seller’s Knowledge, except as provided in the Phase I Environmental Site Assessment Dorado Beach, a Ritz Carlton Reserve prepared by Progea for Knighthead Funding, LLC. dated February 1, 2021, (A) neither Seller nor any prior owner, occupant or user of the Premises has received any written notice concerning any alleged violation of Environmental Laws in connection with the Premises or any liability for Environmental Damages in connection with the Premises for which Seller (or Purchaser after Closing) may be liable; (B) no Hazardous Materials have been transported, are constructed, deposited, stored or otherwise located on, under, in or about the Premises in violation of any Environmental Laws; and (C) there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, summons or investigation, pending or threatened, relating to any alleged violation of Environmental Laws on the Premises or regarding the operation or uses of the Premises, or from the suspected presence of Hazardous Materials thereon.
(xxvii) All sales, use and occupancy taxes due and owing with respect to the Hotel or the Premises have been paid or will be paid prior to delinquency.

(xxviii) All ad valorem personal property taxes due and owing with respect to the Hotel or the Premises have been paid or will be paid prior to delinquency.
(xxix) To Seller’s Knowledge, the Advance Bookings are true and correct.
(xxx) There are no property interests, easements, rights of way, covenants, buildings, structures, equipment or other improvements or personal property that are owned by Seller or a Seller Representative or for which Seller or Seller Representative is entitled to, which are necessary for the operation of the Hotel that are not being conveyed to Purchaser pursuant to this Agreement.
(xxxi) Seller has not incurred any unsecured indebtedness pursuant to the Coronavirus Aid, Relief, and Economic Security Act.
(xxxii) Seller has received no written or oral notice of any defaults under the Existing Lien which have not been cured or waived in writing by the holder of the Existing Debt. There are no existing events of default under the Existing Lien and, to Seller’s Knowledge, no event has occurred that, with the giving of notice, the passage of time or both the giving of notice and the passage of time, would constitute a breach, violation or event of default under the Existing Debt or the Existing Lien.
(xxxiii) Seller is not transferring the Property to Purchaser with any intent to hinder, delay, or defraud any entity to which Seller is or will become indebted. Seller is receiving reasonably equivalent value in exchange for the Property. Seller is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which Seller’s assets remaining after the Closing will be an unreasonably small capital. Seller has not incurred, or intended to incur, debts that are beyond Seller’s ability to pay as such debts matured. Seller is not transferring the Property to or for the benefit of an insider. Seller’s assets (at a fair valuation) exceed Seller’s debts on the date hereof and Seller’s assets (at a fair valuation) will exceed Seller’s debts immediately following the Closing.
(xxxiv) Seller represents that Seller has reviewed the information necessary to provide the representations and warranties in Section 12(c) and all the Schedules referred to in Section 12(c) with the Manager and the Manager has not provided any information to Seller that would render incorrect or incomplete any of such representations or warranties or any such Schedules.
(xxxv) Seller is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Seller understands the risks of, and other considerations relating to, the purchase of the BHR Common Stock. Seller, by reason of its business and financial experience, together with the business and financial experience of Seller’s Representatives and those Persons, if any, retained by it to represent or advise it with respect to its investment in the BHR Common Stock, (i) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type, (ii) is capable of evaluating the merits and risks of an investment in the Company and of making an informed investment decision, (iii) is capable of protecting its own interest or has engaged one or more Representatives to assist it in protecting its interests and (iv) is capable of bearing the economic risk of such investment.
(xxxvi) Seller acknowledges that as of the Closing Date (i) the BHR Common Stock to be issued to Seller has not been registered under the Securities Act or any state or Commonwealth securities laws by reason of an exemption or exemptions from registration under the Securities Act and applicable state or Commonwealth securities laws, (ii) the Company’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Seller contained herein, and (iii) such BHR Common Stock, therefore, cannot be resold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless registered under the Securities Act and applicable state or Commonwealth securities laws (unless an exemption from registration is available). Seller hereby acknowledges that because of the restrictions on transfer of BHR Common Stock to be issued hereunder, Seller may have to bear the economic risk of the investment commitment evidenced by this Agreement and the BHR Common Stock acquired hereby for an indefinite period of time, although the Company will file the Registration Statement as required pursuant to this Agreement.
(xxxvii) The Seller hereby covenants with the Company not to make any sale of the BHR Common Stock under the Registration Statement without complying with the provisions of this Agreement and without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied (whether physically or through compliance with Rule 172 under the Securities Act or any similar rule), and the Seller acknowledges and agrees that the shares of BHR Common Stock are not transferable on the books of the Company unless the shares of BHR Common Stock have been sold in accordance with the Registration Statement, the Securities Act and any applicable state securities or Blue Sky laws and the prospectus delivery requirement effectively has been satisfied. The Seller acknowledges that there may occasionally be times when the Company, upon the advice of external legal counsel, must suspend the use of the prospectus (the “Prospectus”) forming a part of the Registration Statement (a “Suspension”) until such time as an amendment to the Registration Statement or prospectus supplement, if applicable, has been filed by the Company and declared effective by the SEC, or until such time as the Company has filed an appropriate report with the SEC pursuant to the Exchange Act. Without the Company’s prior written consent, the Seller shall not use any written materials to offer the shares of BHR Common Stock for resale other than the Prospectus, including any “free writing prospectus” as defined in Rule 405 under the Securities Act. The Seller further covenants and agrees to notify the Company promptly of the sale of all of the shares of BHR Common Stock. The Seller covenants that it will not sell any BHR Common Stock pursuant to the Prospectus during the period commencing at the time when Company gives the Seller written notice of the suspension of the use of the Prospectus and ending at the time when the Company gives the Seller written notice that the Seller may thereafter effect sales pursuant to the Prospectus. Notwithstanding the foregoing, the Company agrees that no Suspension shall be for a period of longer than 45 consecutive days, and no Suspensions shall be for longer than 90 days in the aggregate in any 365 day period.
(xxxviii) Prior to the date hereof, the Seller has not taken, and prior to the public announcement of the Closing the Seller shall not take, any action that has caused or will cause the Seller to have, directly or indirectly, sold or agreed to sell any shares of common stock of the Company, effected any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act with respect to the common stock of the Company, granted any other right (including any put or call option)) with respect to the common stock of the Company or with respect to any security that includes, relates to or derived any significant part of its value from the common stock of the Company.
(xxxix) The Seller acknowledges that it has had the opportunity to review the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the BHR Common Stock and the merits and risks of investing in the shares of BHR Common Stock; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.
(xl) The Seller understands that nothing in the Agreement or any other materials presented to the Seller in connection with the purchase and sale of the BHR Common Stock constitutes legal, tax or investment advice. The Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the BHR Common Stock.
(xli) Seller is purchasing the BHR Common Stock for investment purposes only for the account of the Seller and not with any view toward a distribution thereof or with any intention of selling, distributing or otherwise disposing of the BHR Common Stock in a manner that would violate the registration requirements of the Securities Act.
(xlii) The Seller understands that the shares of BHR Common Stock are “restricted securities” as the term is defined in Rule 144 promulgated under the Securities Act and, until such time as the Registration Statement has been declared effective or the BHR Common Stock may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the BHR Common Stock will bear a restrictive legend in substantially the following form:
“THE SHARES EVIDENCED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.” UNDER REVIEW BY SELLERS SECURITIES COUNSEL”

(d)Seller acknowledges and agrees that each of the representations and warranties contained in Section 12(c) are intended for the sole benefit of the Purchaser Parties and may be waived in whole or in part, by the Purchaser Parties, but only by an instrument in writing signed by the Purchaser Parties.
(e)The provisions of this Section 12 shall survive the Closing.
13.INDEMNIFICATION.
(a)Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents and contractors, and any successors, Affiliates or assigns of the foregoing (collectively, the “Purchaser Indemnitees”) from and against any and all Damages to the extent that such Damages are based on, result from or arise in connection with or by reason of:
(i) the breach of any representation or warranty made by Seller in this Agreement, which first comes to the actual attention of the Purchaser after the Signing Date;

(ii) the failure of Seller to duly perform, comply with or observe any provision, obligation, covenant or agreement to be performed, complied with or observed by Seller pursuant to this Agreement or any Seller Closing Document;
(iii) acts or omissions of Seller or any Seller Representative prior to the Closing Date in connection with any of the Assets, the Property, the Hotel or any Contracts, Leases, Applications and/or Permits entered into, made or obtained prior to the Closing Date by Seller;
(iv) the ownership, operation and/or use of the Assets, the Property, including the Premises and the Hotel, prior to the Closing Date;
(v) any claim for commissions, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Seller or any Seller Representative in connection with this Agreement or the transactions contemplated hereby;
(vi) any Taxes or recapture of any Tax credits accruing, arising or related to any period prior to the Closing Date under the Existing Tax Concession or the Hotel Tax Concession;
(vii) the failure by Seller or any Seller Representative to pay any and all Taxes on or related to the Property or any Taxes on any operations on or related to the Property (including any Taxes imposed with respect to or measured by the proceeds of the sale of the Property) which accrue, arise out of facts occurring on or before the Closing Date or relate to any period prior to the Closing Date, except for Taxes which will be prorated as of the Closing Date and for which Purchaser expressly assumes responsibility for the period after the Closing Date as provided elsewhere herein; or
(viii) the failure by Seller and Purchaser to comply with the applicable provisions of the Bulk Sales Act; or
(ix) the matters disclosed on Schedule M and/or on Schedule N.
(b)Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents and contractors, and any successors, Affiliates or assigns of the foregoing (collectively, the “Seller Indemnitees”) from and against any and all Damages to the extent that such Damages are based on, result from or arise in connection with or by reason of:
(i) the breach of any representation or warranty made by Purchaser in this Agreement or in any Purchaser Closing Document, which first comes to the attention of Seller after the Closing Date;
(ii) the failure of Purchaser to duly perform, comply with or observe any provision, obligation, covenant or agreement to be performed, complied with or observed by Purchaser pursuant to this Agreement or in any Purchaser Closing Document, which first comes to the attention of Seller after the Closing Date;
(iii) acts or omissions of Purchaser first occurring on or after the Closing Date in connection with any Contracts, Leases, Applications and/or Permits expressly assigned to and assumed by Purchaser in writing pursuant to this Agreement;
(iv) the ownership, operation and/or use of the Assets, the Property, including the Premises and the Hotel, after the Closing Date;

(v) any claim for commissions, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby;
(vi) any Taxes or recapture of any tax credits first accruing or arising as to periods from and after the Closing Date under the Hotel Tax Concession and/or amendments, supplements or substitutions thereof agreed to by Purchaser from and after the Closing Date including any new tax concessions issued to Purchaser; or
(vii) the failure by Purchaser to pay any and all Taxes on or related to the Property for periods on or after the Closing Date or any Taxes on any operations on or related to the Property for periods on or after the Closing Date which will be prorated as of the Closing Date in accordance with this Agreement and for which Purchaser will assume responsibility for the period after the Closing Date as provided herein.
(c) In the event an indemnified party wishes to make a claim for Damages hereunder (a “Claim”), including for Damages arising out of or resulting from a claim by a third party, the applicable indemnified party shall notify the indemnifying party in writing (and in reasonable detail) of the Claim and factual basis for the Claim (any such notification, an “Indemnity Notice”), which Indemnity Notice shall be given, in the case of Claims by third parties (a “Third Party Claim”), within seven (7) Business Days after receipt by such indemnified party of notice of the Third Party Claim, or otherwise becoming aware of the existence or threatened existence of the Third Party Claim. Failure to give such notice shall not constitute a defense, in whole or in part, to any Claim by an indemnified party hereunder except to the extent the rights of the indemnifying party are materially prejudiced by such failure to give notice. The indemnifying party shall notify the indemnified party of its intentions as to any Claim contained in the Indemnity Notice in writing within seven (7) Business Days after receipt of the Indemnity Notice.
(ii) With respect to any Claim, the indemnifying party may assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Claim (so long as it has confirmed its indemnification obligation to such indemnified party under Section 13(d)(i) with respect to a given Claim); provided, however, that the indemnifying party may not settle such Claim in any manner that would require payment by the indemnified party, or would materially conflict with the terms of this Agreement or adversely affect the indemnified party, without first obtaining the indemnified party’s prior written consent therefor which consent shall not be unreasonably withheld.
(iii) With respect to any Claim, the indemnified party shall reasonably cooperate with the indemnifying party in its defense of the Claim (including making documents and records available for review and copying and making Persons within its Control available for pertinent testimony in accordance with the confidentiality provisions of Section 25, and neither party shall be required to divulge privileged material to the other) at the indemnifying party’s expense. With respect to any Claim, if the indemnifying party assumes defense of the Claim, an indemnified party may participate in, but not control, the defense of such Claim using attorneys of its choice and at its sole cost and expense, with such cost and expense not being covered by the indemnifying party. With respect to any Claim, an indemnifying party shall have no obligation or liability under this Section 13 as to any Claim for which settlement or compromise of such Claim or an offer of settlement or compromise of such Claim is made by an indemnified party without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. With respect to any Claim, if an indemnifying party notifies the indemnified party in writing that it will not defend the indemnified party against such a Claim asserted against the indemnified party, or if the indemnifying party assumes the defense of the Claim in accordance with Section 13(d)(ii) yet fails to defend or take other reasonable, timely action, in response to such Claim asserted against the indemnified party, the indemnified party shall have the right to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim at the sole cost and expense of the indemnifying party; provided, however, that no party shall have the right to settle a Claim in a manner that would adversely affect the rights granted to the other party hereunder, or would materially conflict with this Agreement, or would require a payment by the other party, or adversely affect such other party, without the prior written consent of the other party.
(d)Each of Seller and Purchaser hereby acknowledges that each other has entered into this Agreement in express reliance upon the representations and warranties set forth in Section 12. The indemnification obligations of Seller and Purchaser under this Agreement shall not be affected, eliminated, impacted, limited, reduced or waived, in whole or in part, in any respect by any investigation made (or not made) by or on behalf of any party or the disclosure made by a party or such party’s Representatives, regardless of the results of any such investigation and/or disclosure and regardless of the actual or constructive knowledge of any Purchaser Indemnitee or Seller Indemnitee.
(e) The obligations of Seller and Purchaser under this Section 13 to indemnify each other following the Closing with respect to Claims arising under Section 13(a)(i) and Section 13(b)(i), respectively, shall survive until the date that is fifteen (15) calendar days after the first anniversary of the Closing Date (the “First Indemnity Termination Date”). The obligations of Seller and Purchaser under this Section 13 to indemnify each other with respect to Claims arising under Section 13(a)(ii) through Section 13(iv) and Section 13(ii) through Section 13(b)(iv), respectively, shall survive until the date that is fifteen (15) calendar days after the third anniversary of the Closing Date (the “Second Indemnity Termination Date”). The obligations of Seller and Purchaser under this Section 13 to indemnify each other with respect to Claims arising under Section 13(a)(v), Section 13(a)(vi), Section 13(a)(vii), Section 13(a)(viii), Section 13(a)(ix), Section 13(b)(vi), and Section 13(b)(vii), respectively, shall survive until the date that is fifteen (15) calendar days after the sixth anniversary of the Closing Date (the “Third Indemnity Termination Date”; with the First Indemnity Termination Date, and the Second Indemnity Termination Date, each an “Indemnity Termination Date”). Nevertheless, an Indemnity Termination Date shall not be applicable to the obligations of Seller and Purchaser under Section 13 to indemnify each other with respect to any Claims in respect of which an Indemnity Notice has been delivered in accordance with the terms of this Agreement prior to the otherwise applicable Indemnity Termination Date.
(ii)     The indemnification obligations provided for in Section 13(a)(i) and in Section 13(b)(i) in favor of an indemnified party shall not be effective until the aggregate Damages incurred by such indemnified party under such provisions exceed a cumulative aggregate of Fifty Thousand Dollars ($50,000), including payment of any deductibles (the “Basket”), but upon reaching the Basket, all such amounts shall thereafter be payable, including the initial Fifty Thousand Dollars ($50,000.00). In no event, however, shall the aggregate total liability of Seller under Section 13(a)(i) or Purchaser under Section 13(b)(i) exceed an amount equal to Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000) (the “Cap”); provided, however, the parties expressly agree that the Cap does not apply to any (A) matters covered by insurance, (B) any indemnification claim by a Purchaser Indemnitee pursuant to the provisions of Sections 13(a)(ii) through Section 13(a)(ix) or by a Seller Indemnitee pursuant to the provisions of Sections 13(b)(ii) through Section 13(b)(vii).
(iii) Seller may satisfy any of its indemnity obligations under this Section 13 by assigning to the Company any of the BHR Common Stock held by Seller, each share of BHR Common Stock to be valued at five dollars ($5.00) per share.

(f)The parties acknowledge and agree that their sole and exclusive remedy for any and all Damages for which a claim for indemnification may be asserted under this Section 13 shall be pursuant to the indemnification provisions set forth in this Section 13.
14.AS-IS SALE.
(a)EXCEPT FOR SELLER’S REPRESENTATIONS AND/OR WARRANTIES SET FORTH IN THIS AGREEMENT OR IN ANY SELLER CLOSING DOCUMENT (WHICH SHALL BE FULLY ENFORCEABLE BY PURCHASER) AND THE SPECIFIC INDEMNITY OBLIGATIONS OF SELLER IN SECTION 13, (i) PURCHASER ACKNOWLEDGES THAT NEITHER SELLER NOR ANY REPRESENTATIVE OF SELLER HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THIS AGREEMENT, (ii) THE TRANSFER OF THE PROPERTY TO PURCHASER IS ON AN “AS IS” BASIS, AND (iii) EXCEPT FOR THE STATUTORY WARRANTY OF TITLE (“SANEAMIENTO POR EVICCIÓN”) IMPOSED BY THE CIVIL CODE OF PUERTO RICO UPON SELLERS OF REAL PROPERTY, AS SET FORTH IN ARTICLE 1261 OF THE CIVIL CODE OF PUERTO RICO (31 L.P.R.A. § 9851) THERE ARE NO OTHER WARRANTIES APPLICABLE TO THIS AGREEMENT, INCLUDING NO IMPLIED WARRANTIES AS TO (i) FITNESS FOR ANY PARTICULAR PURPOSE OR (ii) MERCHANTABILITY.
(b)PURCHASER HEREBY KNOWINGLY WAIVES COMPLIANCE BY SELLER WITH THE WARRANTY AGAINST HIDDEN DEFECTS IMPOSED UPON SELLERS OF REAL PROPERTY BY THE CIVIL CODE OF PUERTO RICO; PROVIDED, HOWEVER, THE FOREGOING WAIVER BY PURCHASER DOES NOT MODIFY, ELIMINATE OR REDUCE THE ENFORCEABILITY OR ANY OF THE REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT OR IN ANY SELLER CLOSING DOCUMENT.
(c)NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PROVISIONS OF THIS SECTION 14 SHALL NOT BE MERGED INTO THE CLOSING DOCUMENTS AND SHALL SURVIVE THE CLOSING.
15.BROKERS AND ADVISORS.
(a)Purchaser represents and warrants to Seller that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement or the transactions contemplated hereby.
(b)Seller represents and warrants to Purchaser that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker other than Jones Lang LaSalle Americas, Inc. in connection with this Agreement or the transactions contemplated hereby. Seller shall be responsible for any fees and/or commissions payable to Jones Lang LaSalle Americas, Inc. and shall fully and completely indemnify, defend and hold harmless the Purchaser Parties in connection with any claim by Jones Lang LaSalle Americas, Inc. or its affiliates.
(c)The provisions of this Section 15 shall survive the termination of this Agreement or the Closing.
16.NOTICES.
(a)All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (i) certified mail with return receipt requested and postage prepaid, or (ii) Federal Express or a comparable national overnight delivery service, or (iii) hand delivery or (iv) electronic mail, addressed as follows:
If to Seller:    DBR HOTEL OWNER LLC.
120 Carretera 693
Dorado, PR 00646
Attention: Federico Stubbe
Email: fstubbe@prisagroup.com

with a copy to:            McConnell Valdés
PO Box 364225
San Juan, Puerto Rico 00936-4225
Attention: Harry O. Cook, Esq.
Email: hoc@mcvpr.com

and
If to Purchaser Parties:    BHR Dorado LLC
Braemar Hotels & Resorts Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: Christopher A. Peckham
Email: cpeckham@ashfordinc.com
With a copy to:    Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, Texas 75201
Attn: Cynthia B. Nelson
Email: cbnelson@jw.com
If to Escrow Agent:    Thomas Title and Escrow, LLC
3100 McKinnon Street, Suite 170
Dallas, Texas 75201
Attn: Amanda Johnson
Email: ajohnson@thomastitle.com
(b)Any Notice shall be deemed given: (i) five (5) days after being deposited in the United States mail if sent by certified mail with return receipt requested and postage prepaid, (ii) on the date of receipt if sent by Federal Express or a comparable national overnight delivery service or hand delivery, if said day is a Business Day, otherwise notice will be deemed given on the next Business Day. or (iii) upon confirmation of delivery by electronic mail. A Notice may be given by a party or by such party’s attorneys. Seller or the Purchaser Parties may designate, by not less than five (5) Business Days’ notice given to the other in accordance with the terms of this Section 16, additional or substituted parties to whom Notices should be sent hereunder.
17.DEFAULT BY PURCHASER OR SELLER.
(a)If Seller is not in default under this Agreement and if all of Purchaser’s conditions to Closing under Section 7(b)(ii) shall have occurred and (i) Purchaser shall default in the payment of the Purchase Price at Closing (ii) Purchaser shall default in any material respect in the performance of any of its other obligations to be performed on the Closing Date, or

(iii) Purchaser shall default in the performance of any of its obligations to be performed prior to the Closing Date and, with respect to any default under clause (iii) only, such default shall continue for five (5) Business Days after Notice from Seller to Purchaser, Seller’s sole and exclusive remedy by reason thereof shall be to terminate this Agreement and cause the Escrow Agent to disburse the Deposit to Seller as liquidated damages and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof.
(b)If (i) Seller shall default in any material respect in the performance of any of its obligations to be performed on the Closing Date or (ii) Seller shall default in the performance of any of its obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for five (5) Business Days after notice to Seller, Purchaser as its sole remedy by reason thereof shall have the right to (A) terminate this Agreement and the right to recover from Seller all out of pocket costs, expenses and fees, including accounting, due diligence and legal fees, incurred by Purchaser and its Representatives in connection with this Agreement and cause the Escrow Agent to disburse the Deposit to Purchaser and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof, including the obligations of Seller to indemnify Purchaser pursuant to Section 13(a), or (B) seek to obtain specific performance of Seller’s obligations hereunder, provided that any action for specific performance shall be commenced within sixty (60) Business Days after the date on which Purchaser obtains actual knowledge of such Seller’s default. If Purchaser fails to commence an action for specific performance within such sixty (60) Business Day period, Purchaser shall only have the remedy provided in clause (A) above.
(c)Seller and Purchaser knowingly, freely and voluntarily waive any rights they may have to rescind this Agreement, it being agreed that the remedies provided in this Agreement are the sole and exclusive remedies available to Seller and Purchaser and that the same are adequate to protect Seller and Purchaser.
(d)The provisions of this Section 17 shall survive the termination hereof.
18.ENTIRE AGREEMENT.
This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof, and all prior discussions, agreements, understandings, representations, negotiations and statements, oral or written, between or among the parties are merged into and superseded by this Agreement. The Letter of Intent is hereby superseded and is of no further force or effect. The provisions of this Section 18 shall survive the Closing or the earlier termination hereof. Nothing in this Section 18 limits or restricts the enforcement, following the Closing, of any Closing Documents.
19.AMENDMENTS.
This Agreement may not be changed, modified or terminated, except by a written instrument executed by the parties. The provisions of this Section 19 shall survive the Closing or the earlier termination hereof.
20.WAIVER.
No waiver by any party of any failure or refusal by another party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply, and in no event shall any waiver be effective against any party unless the same is in writing and signed by such party. The provisions of this Section 20 shall survive the Closing or the earlier termination hereof.
21.PARTIAL INVALIDITY.
If any term or provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to other Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The provisions of this Section 21 shall survive the Closing or the earlier termination hereof.
22.SECTION HEADINGS.
The headings of the various Sections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. The provisions of this Section 22 shall survive the Closing or the earlier termination hereof.
23.GOVERNING LAW.
This Agreement shall be governed by the laws of the Commonwealth without giving effect to conflict of laws principles thereof. The provisions of this Section 23 shall survive the Closing or the earlier termination hereof.
24.PARTIES; ASSIGNMENT.
(a)This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns; provided that none of the representations or warranties made by Seller hereunder shall inure to the benefit of any Person that may, after the Closing Date, succeed to Purchaser’s interest in the Property except that the parties to this Agreement expressly agree that the Company or any direct or indirect subsidiary of the Company shall be fully entitled to all rights of Purchaser under this Agreement.
(b)Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder, without first obtaining Seller’s consent thereto, which may be granted or withheld in Seller’s sole discretion; provided, however, Purchaser may collaterally assign its rights under this Agreement to any one or more lenders and Purchaser may assign its rights under this Agreement to any Affiliate. In the event of any assignment permitted by this Section 24(b), Purchaser shall remain liable for all of the obligations of Purchaser hereunder, including the obligations of Purchaser that survive the Closing. If Purchaser assigns to an Affiliate prior to the Closing, then Purchaser is released from any further liability.
(c)The provisions of Section 24 shall survive the Closing or the earlier termination hereof.
25.CONFIDENTIALITY.
(a)Purchaser acknowledges and agrees that any and all of the information made available to Purchaser by Seller with respect to the Property or pursuant to this Agreement is proprietary and confidential in nature and has and will be delivered to Purchaser solely to assist Purchaser in connection with Purchaser’s inspection and acquisition of the Property. Prior to the Closing, Purchaser agrees that it shall treat such information as confidential and not disclose to any Person or entity the terms of this Agreement or information regarding the Property which is not generally known by the public. Purchaser may discuss such matters with and disclose such matters to its accountants, attorneys, existing or prospective lenders, partners, consultants and other advisors to the extent such parties reasonably need to know such information and have been advised by Purchaser of the confidential nature of the information and are informed that the information is subject to the disclosure restrictions contained in this Section 25 or as otherwise authorized by paragraph (c) below. In the event of a termination of this Agreement, Purchaser shall promptly return all confidential information provided to Purchaser by or on behalf of Seller to Seller.
(b)Prior to Closing, Seller and Purchaser shall not issue any press releases (or other public statements) with respect to the transactions contemplated in this Agreement without the approval of the other party, which such party may withhold in its sole and absolute discretion; provided, however, nothing in this Section 25 limits or restricts any party from making any disclosures required by federal securities laws.
(c)Nothing in this Section 25 limits or restricts Purchaser from disclosing documentation or information as required by law, including in response to a subpoena or as required by any Governmental Authority.
(d)Notwithstanding anything to the contrary in this Agreement, (i) if either Party elects to issue a press release during the Closing Period, it may do so without the other Party’s consent so long as the Party proposing to issue the release has provided to the other Party a draft of such press release at least two (2) Business Days in advance of its issuance and the party receiving the draft press release may comment on such draft press release (and the Party proposing to issue the press release shall consider in good faith the comments of the other party, but shall have no obligation to incorporate any of the comments) and (ii) following the Closing, either Party shall have the right to issue a press release regarding Purchaser’s acquisition of the Property, including the Hotel, without the consent of the other Party.
(e)The provisions of this Section 25 shall survive the Closing.
26.THIRD-PARTY BENEFICIARY.
Except for the provisions in Section 13 benefiting the Seller Indemnitees and the Purchaser Indemnitees, and the provisions in Section 32 benefiting the Affiliates of Seller, this Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). Except for the parties mentioned in the immediately preceding sentence, no other Person, party or entity shall have any rights hereunder nor shall any other Person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Section 26 shall survive the Closing or the earlier termination hereof.
27.JURISDICTION AND SERVICE OF PROCESS.
To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement, and this Agreement shall be governed and construed in accordance with the laws of the Commonwealth as aforesaid pursuant to Section 23. Any suit, action or proceeding against any of the parties hereto arising out of or relating to this Agreement shall be submitted to arbitration as provided in Section 28 of this Agreement. Service of process shall be deemed effective using the notification methods provided in Section 16.
The provisions of this Section 27 shall survive the Closing or the earlier termination hereof.

28.ARBITRATION.
(a)Except as other set forth in Section 28(d), any suit, action or proceeding against any of the parties hereto arising out of or relating to this Agreement (other than proceedings pursuant to Section 3(b)(iii) above) shall be submitted to arbitration in accordance with the rules of the Commercial Section of the AAA. All arbitration proceedings shall be held in the English language in San Juan, Puerto Rico.
(b)Within fifteen (15) days after receipt of a request to arbitrate a dispute under this Agreement, each party shall appoint one arbitrator, and within fifteen (15) days thereafter the two appointed arbitrators shall select a third arbitrator. If either party shall fail to make such appointment within said fifteen (15) day period, the other party shall appoint the second arbitrator. If the two appointed arbitrators shall fail to select a third arbitrator within said fifteen (15) day period, the parties hereto shall mutually select the third arbitrator. If Seller and Purchaser are unable to agree within ten (10) days, then either party may, upon at least three (3) days prior written notice to the other party, request the AAA to designate an arbitrator. The AAA may thereupon appoint an arbitrator to complete the panel of three arbitrators. All arbitrators shall be impartial and unrelated, directly or indirectly, so far as employment of services is concerned, to Seller or to Purchaser to any Affiliate thereof or to any person directly or indirectly related to any Affiliate of the parties. The arbitrators need not be residents of Puerto Rico.
(c)The three arbitrators shall investigate the facts and shall hold hearings at which Seller and Purchaser may present evidence and arguments, be represented by counsel and conduct cross examination. The three arbitrators shall render a written decision upon the matter presented to them by a majority vote within ninety (90) days after the date upon which the last arbitrator is appointed, and that decision shall be final and binding on Seller and Purchaser. Judgment upon the decision rendered in such arbitration may be entered by any court having jurisdiction thereof. Neither party shall be considered in default hereunder in connection with the dispute being arbitrated during the pendency of arbitration proceedings. If the three arbitrators shall fail to render a decision within said ninety (90) day period, then the fees payable to the arbitrators will be reduced by one-half and each party shall appoint a new arbitrator pursuant to Section 28(b) and the third arbitrator will be appointed as provided in Section 28(b) and the three arbitrators shall act in accordance with this Section 28(c). The arbitrators shall determine in what proportion the parties shall bear the fees and expenses of the arbitrators and each party shall bear the fees and expenses of its own counsel and other consultants. In determining any question, matter or dispute before them, the arbitrators shall apply the applicable provisions of this Agreement without varying therefrom in any respect. The arbitrators shall not have the power to add to, modify or change any of the provisions of the aforesaid documents.
(d)This Section 28 shall not apply to any action for specific performance by Purchaser under Section 17(b).
(e)The provisions of this Section 28 shall survive the Closing or the earlier termination hereof.
29.SURVIVAL.
All of the covenants and agreements of the parties made in, or pursuant to, this Agreement (including any covenants and agreements in any Closing Documents) shall survive the Closing and shall not merge into any Deed or any other document or instrument executed in connection herewith.

30.CASUALTY.
(a)In the event that less than a material part of the Hotel is damaged, destroyed or rendered untenantable by fire or other casualty, this Agreement shall remain in full force and effect and all insurance proceeds and rights to proceeds arising out of such casualty shall be assigned by Seller without recourse to Purchaser at Closing and Purchaser shall accept title to the Hotel in such condition and Seller shall promptly file claims with all relevant insurance companies and diligently pursue all relevant insurance companies for all damages. Purchaser shall conduct and control all proceedings, negotiations and settlements with the applicable insurance companies (“Casualty Negotiations”) and shall keep Seller informed of the status thereof. Purchaser may not enter into any settlement with the insurance companies without Seller’s prior written approval, which approval shall not be unreasonably withheld. Seller and Purchaser shall cooperate with each other with respect to the Casualty Negotiations.
(b)In the event that, prior to Closing, a material part of the Hotel is damaged, destroyed or rendered untenantable by fire or other casualty, Purchaser may elect to terminate this Agreement by written notice to Seller delivered no later than thirty (30) days after Purchaser’s receipt of notice from Seller regarding the occurrence of the casualty event in question, whereupon this Agreement shall terminate, the Deposit shall be promptly returned to Purchaser and Seller and Purchaser shall have no liability to each other except for the provisions that expressly survive the termination hereof. If Purchaser does not terminate this Agreement as provided above in this Section 30(b), the parties shall proceed pursuant to the provisions of Section 30(a) above as if less than a material part of the Hotel was damaged, destroyed or rendered untenantable by fire or other casualty.
(c)For purposes of this Section 30, a “material part of the Hotel is damaged” means damage or destruction to the Hotel that requires the repair, renovation or restoration of at least twenty percent (20%) of the guest rooms located therein or would require the demolition of all or any part of the Hotel.
(d)The provisions of this Section 30 shall survive the closing of the transactions contemplated herein.
31.RIGHT OF FIRST OFFER.
(a)Purchaser or a Purchaser Successor shall not assign, sell, convey, or transfer all or at least fifty percent (50%) of the Premises, whether as an asset transfer or through the transfer of a majority of the equity of Purchaser (all or such portion, a “Specified Interest”), to any Person that is not an Affiliate of the Company, unless Purchaser shall have first delivered a Notice (“Offer”) to Seller of Purchaser’s desire to assign, sell, convey or transfer the Specified Interest along with the total price therefor (the “Offer Price”), and the other material terms and conditions of such proposed assignment, sale, conveyance or transfer, which Offer shall constitute an offer by Purchaser to sell the Specified Interest to Seller at the Offer Price and on the same material terms and conditions.
(b)After receiving an Offer from Purchaser, Seller shall have, for thirty (30) days (the “Offer Period”), the right but not the obligation (the “ROFO”), to deliver Notice to Purchaser accepting such Offer as to all (and not less than all) of the Specified Interest, with such Notice to be delivered to Purchaser prior to the expiration of such Offer Period.
(c)If Seller timely accepts the Offer, then Seller must consummate the Offer and pay, by wire transfer (of immediately available funds), the full amount of the Offer Price for the Specified Interest within sixty (60) days after the date on which the Notice accepting such Offer is delivered to Purchaser; provided that, if the assignment, sale, conveyance or transfer of such

Specified Interest is subject to any prior and mandatory regulatory approval by any Governmental Authority, the time period during which such Offer may be consummated shall extend for seven (7) days after all such approvals shall have been received and Seller and Purchaser shall each exercise reasonable commercial efforts to obtain such approvals as soon as possible.
(d)If Seller does not timely exercise the Offer or if Seller accepts the Offer but fails to timely consummate the Offer transaction in accordance with this Section 31, then Purchaser may enter into a binding agreement to assign, sell, convey or transfer the Specified Interest within three hundred and sixty-five (365) days thereafter to a third party or parties at a sale price in an amount at least ninety-five percent (95%) of the Offer Price and on such other material terms and conditions that are no less favorable to Purchaser than as set forth in the Offer.
(e)The grant of any lien, claim, encumbrance or security interest on the Premises or on the equity of Purchaser to any one or more lenders to Purchaser shall not trigger Seller’s rights under this Section 31 and any foreclosure by any such a lender or lenders as to Purchaser’s rights to the Premises and/or as to the equity of Purchaser shall automatically extinguish any rights under this Section 31 as to the portion of the Premises and/or the equity of Purchaser pursuant to such foreclosure and all rights of Seller shall be subordinate and inferior to rights of such lender or lenders.
(f)Seller may assign its rights under this Section 31 to any Affiliate.
(g)Seller’s ROFO right under this Section 31 shall be included in the Deed of Sale and the Seller or its permitted successors and assigns shall execute any deed of subordination that any lender to the Purchaser that is not an affiliate of Purchaser (“Lender”) may require from time to time, pursuant to which the ROFO will be subordinated to any mortgage or fixture filing constituted by Purchaser over the Premises or any part thereof in favor of any such Lender; provided, however, that Seller or its permitted successors and assigns shall not be obligated to execute any such subordination unless Purchaser  agrees to promptly notify Seller of the occurrence of an event of default and send Seller a copy of any notice of default received from Lender. Purchaser shall exercise commercially reasonable efforts to cause Lender to agree to provide Seller in writing an opportunity to cure of at least fifteen (15) days more than that afforded by Lender to Purchaser.

32.RESIDENTIAL AND CERROMAR DEVELOPMENT.
(a)Purchaser acknowledges and agrees that Affiliates of Seller, including PG (collectively, the “CH Hotel Affiliates”) are developing and planning to develop additional Ritz-Carlton Reserve branded residences within the Resort, some of which may be located in the parcels identified in Schedule R (the “Cerromar Parcels”), and such Affiliates may develop a hotel concept, which could be a Ritz-Carlton Reserve, within the Cerromar Parcels (the “Cerromar Hotel”).  Purchaser agrees that all owners of such Ritz-Carlton Reserve branded residences within the Resort, including those to be located in the Cerromar Parcels, shall be fully entitled to enter into the Hotel rental program under the same terms and conditions as other existing Ritz-Carlton Reserve branded residences.
(b)If the CH Hotel Affiliates elect to develop the Cerromar Hotel and elect to seek any outside equity financing in connection with the Cerromar Hotel (the “CH Equity”), then Seller shall, and shall cause the CH Hotel Affiliates to, provide written notice (the “CH Equity Raise Notice”) to Purchaser and the Company and include with the CH Equity Raise Notice all material information regarding the proposed Cerromar Hotel (and the name of sole entity formed or to be formed to own all of the equity interest in the Cerromar Hotel) and the proposed financial and other terms regarding such CH Equity. After receiving the CH Equity Raise Notice, the Company shall have, for thirty (30) days from receipt of the CH Equity Raise Notice (the “CH Equity Offer Period”), the right but not the obligation, to deliver Notice (the “CH Equity Notice”) to Seller of the Company’s interest in and intent to negotiate the terms of the CH Equity. If the Company timely submits the CH Equity Notice, then the Company will have the exclusive right for the balance of the CH Equity Offer Period and an additional thirty (30) days from end of the CH Equity Offer Period to negotiate the terms of the CH Equity. The CH Equity available to the Company shall consist of at least fifty percent (50%) of the equity of the entity owning the Cerromar Hotel on then-market terms for equity participation in Puerto Rico. If the Company invests in the entity that owns or will own the Cerromar Hotel, then the Company agrees that PG will be retained as the Development Manager for the Cerromar Hotel on then-market terms substantially similar to PG’s other projects in Puerto Rico, including the Dorado Beach Resort. If, for any reason, the Company and the CH Hotel Affiliates do not reach agreement on the terms for the CH Equity by the Company, then the CH Hotel Affiliates will not negotiate with, or agree to issue equity to, any other investor for CH Equity on terms materially more favorable than those offered to the Company as to the CH Equity in the CH Equity Raise Notice. The Company may assign its rights under this Section 32 to any Affiliate of the Company.
(c)If the CH Hotel Affiliates have developed the Cerromar Hotel, alone or with one or more other equity investors and neither the Company nor an Affiliate of the Company obtains CH Equity pursuant to the terms set forth in Section 32(b), then Seller agrees to cause the owner(s) of the Cerromar Hotel (whether one or more, the “CP Owner”) to not assign, sell, convey, or transfer (in one or a series of transactions) all or at least fifty percent (50%) of the Cerromar Hotel (not including any for-sale residential component, whether or not branded), whether as an asset transfer or through the transfer of a majority of the equity of the CP Owner (all or such portion, a “CP Specified Interest”) to any Person, unless the CP Owner shall have first delivered a Notice (“CP Offer”) to Purchaser of CP Owner’s desire to assign, sell, convey or transfer the CP Specified Interest along with the total price therefor (the “CP Offer Price”), and the other material terms and conditions of such proposed assignment, sale, conveyance or transfer, which CP Offer shall constitute an offer by CP Owner to sell the CP Specified Interest to Purchaser at the CP Offer Price and on the same material terms and conditions. A CP Offer requirement would not be triggered solely by any equity participations in the CP Owner by the Seller Members and their Affiliates).
(d)After receiving a CP Offer from CP Owner, Purchaser shall have, for thirty (30) days (the “CP Offer Period”), the exclusive right but not the obligation, to deliver Notice to the CP Owner accepting such CP Offer as to all (and not less than all) of the CP Specified Interest with such Notice to be delivered to CP Owner prior to the expiration of such CP Offer Period.
(e)If Purchaser timely accepts the CP Offer, then Purchaser must consummate the CP Offer and pay, by wire transfer (of immediately available funds), the full amount of the CP Offer Price for the CP Specified Interest within sixty (60) days after the date on which the Notice accepting such CP Offer is delivered to CP Owner; provided that, if the assignment, sale, conveyance or transfer of such CP Specified Interest is subject to any prior and mandatory regulatory approval by any Governmental Authority, the time period during which such CP Offer may be consummated shall extend for seven (7) days after all such approvals shall have been received and CP Owner and Purchaser shall each exercise reasonable commercial efforts to obtain such approvals as soon as possible.
(f)If Purchaser declines, or fails to timely respond to, the CP Offer, then the CP Owner may enter into a binding agreement to assign, sell, convey or transfer the CP Specified Interest within three hundred sixty-five (365) days thereafter to a third party or parties at a sale price in an amount at least ninety-five percent (95%) of the CP Offer Price and on such other material terms and conditions that are no less favorable to CP Owner that as set forth in the CO Offer. Purchaser acknowledges and accepts that CP Owner may nonetheless develop the Cerromar Hotel as a Ritz-Carlton Reserve or other Ritz-Carlton hotel.  Nothing herein contained shall require Seller to develop any such parcels of land or, if developed, to brand the same as Ritz-Carlton Reserve or any other particular brand.
(g)If the Cerromar Hotel is developed as a Ritz-Carlton Reserve or other Marriott product, CP Owner and Purchaser shall work in good faith to enter into a mutually beneficial cost sharing agreement managed by Marriott in order to allocate certain costs between the Cerromar Hotel and the Hotel, under customary terms and conditions
(h)The provisions of this Section 32 shall be binding on Purchaser and Seller and their respective successors and assigns, Purchaser may assign its rights under this Section 32 to any Affiliate of Purchaser, and the Company may assign its rights under this Section 32 to any Affiliate of the Company.
(i)The rights of Purchaser under this Section 32 shall be included in any Deed of Sale to the CH Hotel Affiliates, including CP Owner.
33.CONDEMNATION.
(a)In the event of any actual or threatened taking, pursuant to the power of condemnation, eminent domain or any similar or successor right of any Governmental Authority, of all or any portion of the Premises or any access thereto, or any proposed sale in lieu thereof (collectively, a “Condemnation Proceeding”), Seller shall give written notice of such Condemnation Proceeding to Purchaser promptly after Seller learns or receives notice thereof. If all or any material part of the Premises is, or is to be, so condemned or sold in the Condemnation Proceeding, Purchaser shall have the right to terminate this Agreement by giving Seller written notice prior to the Closing and the Deposit shall be promptly returned to Purchaser by the Escrow Agent and all rights and obligations of Seller and the Purchaser Parties hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately.
(b)If Purchaser receives notice of a Condemnation Proceeding and Purchaser does not elect to terminate this Agreement, then Seller shall not take any action to settle or compromise any such Condemnation Proceeding without Purchaser’s prior written consent and all proceeds, awards and other payments arising out of such Condemnation Proceeding shall, without reduction for any reason, promptly be paid or assigned, as applicable, to Purchaser at the Closing.
(c) As used in this Section 33, the term “material” shall mean any portion of the Hotel, any parking garage and/or any outdoor parking area located on the Premises, or any access to the Premises.
34.MISCELLANEOUS.
(a)This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(b)Any consent or approval to be given hereunder (whether by Seller or Purchaser) shall not be effective unless the same shall be given in advance of the taking of the action for which consent or approval is requested and shall be in writing. Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser may be withheld by Seller or Purchaser in its sole and absolute discretion.
(c)The signatory for each Purchaser Party and Seller is executing this Agreement in his or her capacity as representative of a Purchaser Party or Seller, as the case may be, and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated hereby.
(d)All amounts payable under this Agreement if not timely paid, shall be paid with interest thereon from the fifth (5th) Business Day (unless a different time period is provided for elsewhere in this Agreement) following the date on which any such payment was due until paid at a rate equal to the prime rate of interest announced by Citibank, N.A. from time to time plus four percentage points. The parties hereto shall have the right to institute and undertake any available remedy at law or in equity in the enforcement and collection of any amounts due under this Agreement.
(e)Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.
(f)Each party (the “Representing Party”) hereby represents and warrants to each other party that the Representing Party has agreed to the terms of this Agreement in the exercise of the Representing Party’s own free will, with full knowledge of, and legal advice regarding, the legal consequences of the terms of this Agreement in the context of an arms-length negotiation among parties with equal bargaining power in which each party was at all times able to terminate such negotiations and not execute this Agreement.
(g)The parties each covenant and agree to promptly execute and deliver, or cause to be executed and delivered, any and all other deeds, instruments and documents and do any and all other acts and things as may be reasonably necessary or expedient to more fully effectuate this Agreement and consummate the transactions contemplated hereby.
(h)It is distinctly understood and agreed by the parties hereto that time, wherever specified in this Agreement, is made and declared to be of the essence hereof.
(i)The parties hereby waive compliance with the applicable provisions of the Bulk Sales Act, Act No. 60 of April 27, 1931, 10 L.P.R.A. Secs. 61 et seq. (the “Bulk Sales Act”)
(j)The provisions of this Section 34 shall survive the Closing or the earlier termination hereof.
(k)The following rules shall apply to the construction and interpretation of this Agreement:
(i) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.
(ii) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
(iii) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(iv) Whenever the terms “including,” “include” or “includes” are used in this Agreement, they shall automatically be deemed followed by the words “without limitation.”
[This space intentionally blank; Signature Pages follow.]

IN WITNESS WHEREOF, Seller, Purchaser Parties and Escrow Agent have caused this Agreement to be executed the day and year first above written.
Seller:
DBR HOTEL OWNER LLC

By: /s/ Federico Stubbe González
Name: Federico Stubbe González
Title: President

Signature Page – Seller

Purchaser:
BHR Dorado LLC, a Puerto Rico limited liability company
By: /s/ Richard Stockton
Name: Richard Stockton
Title: President
    Date of Execution: December 24, 2021
Company:
BRAEMAR HOTELS & RESORTS INC., a Maryland corporation
By: /s/ Richard Stockton
Name: Richard Stockton
Title: CEO and President
Date of Execution: December 24, 2021

Signature Page – Purchaser Parties

Escrow Agent:
THOMAS TITLE AND ESCROW, LLC (Escrow Agent hereby acknowledges receipt of a fully executed Agreement from Seller and Purchaser Parties for purposes of Sections 3 and 7 hereof.)
By: /s/ Stephanie Schenke
Name: Stephanie Schenke
Title: Escrow Officer
Date:    December 24, 2021

Signature Page – Escrow Agent